200 Clarendon Street 27th Floor Boston, MA 02116-5021 +1 617 728 7100 Main +1 617 426 6567 Fax www.dechert.com JILL DAMON jill.damon@dechert.com +1 617 728 7135 Direct +617 426 6567 Fax

February 17, 2012

Kimberly Browning, Esq.

Division of Investment Management

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Re:	Prospectuses and Statements of Additional Information (“SAIs”) Contained in Post Effective Amendment No. 162 to the Registration Statement of Russell Investment Company Filed on December 7, 2011

Dear Ms. Browning:

This letter responds to certain comments you provided to me in telephonic discussions on Friday, January 27, 2012 and Wednesday, February 1, 2012 regarding the prospectuses and SAIs contained in Post-Effective Amendment No. 162 to the Registration Statement for Russell Investment Company (the “Trust” or the “Registrant”) filed with the Securities and Exchange Commission (the “Commission”) on December 7, 2011. This letter responds only to those comments in which you identified certain incomplete portions of the prospectuses. Summaries of such comments, and responses thereto, are provided below. Registrant will provide responses to your remaining comments as EDGAR correspondence at a later date.

Responses to Comments

Capitalized terms have the same meaning as defined in the prospectuses and SAIs unless otherwise indicated.

2.	Comment: As a general matter, the Staff objects to filing a prospectus under 485(a) with certain incomplete information. Please note that if Russell makes a filing that is not complete on its face in the future, the Staff will not be able to grant acceleration. Additionally, please acknowledge supplementally that you are aware of Rule 409 under the Securities Act of 1933 (“Rule 409”).

Response: Registrant acknowledges the Staff’s position. Certain information was not provided in the 485(a) filing because it was not available at the time of filing (e.g., information in the Annual Fund Operating Expenses table, Example and risk/return performance bar chart and table). Registrant notes that the information required by the Annual Fund Operating Expenses table and Example is based on fiscal year information that is not final until after completion of the Fund’s audit and of subsequent analysis required to calculate amounts needed to update the Annual Fund Operating Expenses table and Example, which is after the annual update 485(a) filing in early December. Further, as discussed below in response to Comment 16, information contained in the performance bar chart and table is based on calendar year data and is not yet available at the time of filing in early December. Registrant endeavors to include all available information in its 485(a) filings. Where such information is not determined at the time of the filing, Registrant will provide such information to the Staff supplementally after it becomes available. Please see Appendix A for each Fund’s completed Annual Fund Operating Expenses table, Example and risk/return performance bar chart and table. Additionally, Registrant acknowledges that it is aware of Rule 409.

9.	Comment: Please acknowledge supplementally that the Staff did not have the opportunity to review the information contained in the fee waiver footnotes to the Annual Fund Operating Expenses tables because the 485(a) filing did not include that information.

Response: Registrant acknowledges that the Staff did not have the opportunity to review the information contained in the fee waiver footnotes to the Annual Fund Operating Expenses tables. This information was not available at the time of the filing and, as discussed above in response to Comment 2, where such information is not determined at the time of the filing, Registrant will provide such information to the Staff supplementally when it is available. Please see Appendix A for the Funds’ completed Annual Fund Operating Expenses tables and related footnotes.

16.	Comment: Please review the narrative introduction to the “Performance” section of the risk/return summary for consistency and compliance with Item 4 of Form N-1A. Additionally, please acknowledge supplementally that the Staff did not have the opportunity to review this information.

Response: Registrant has reviewed and revised the narrative introductions to the “Performance” section of each Fund’s risk/return summary for compliance with Item 4 of Form N-1A. In addition, Registrant acknowledges that the Staff did not have the opportunity to review the information contained in the “Performance” section of the risk/return summaries. Registrant notes, however, that Registrant’s 485(a) annual update filing must be filed prior to the end of the calendar year, and calendar year performance information is not yet available at the time of filing. Please see Appendix A for the Funds’ completed “Performance” sections, including the revised narrative introductions.

Please call me at (617) 728-7135 or John V. O’Hanlon at (617) 728-7111 if you have any questions.

Sincerely,

/s/ Jill R. Damon
Jill R. Damon

cc:	John V. O’Hanlon
Mary Beth Rhoden

APPENDIX A

RUSSELL U.S. CORE EQUITY FUND

Annual Fund Operating Expenses (expenses that you pay each year as a percentage of the value of your investment)#

	Class A Shares	Class C Shares	Class E Shares	Class I Shares	Class S Shares	Class Y Shares
Advisory Fee	0.55%	0.55%	0.55%	0.55%	0.55%	0.55%
Distribution (12b-1) Fees	0.25%	0.75%	0.00%	0.00%	0.00%	0.00%
Other Expenses	0.27%	0.52%	0.52%	0.19%	0.27%	0.09%
Total Annual Fund Operating Expenses	1.07%	1.82%	1.07%	0.74%	0.82%	0.64%
Less Fee Waivers and Expense Reimbursements	(0.00)%	(0.00)%	(0.04)%	(0.00)%	(0.00)%	(0.00)%
Net Annual Fund Operating Expenses	1.07%	1.82%	1.03%	0.74%	0.82%	0.64%

#	“Less Fee Waivers and Expense Reimbursements” and “Net Annual Fund Operating Expenses” have been restated to reflect a reduction in the transfer agency fee waiver for Class E Shares.

Until February 28, 2013, RFSC has contractually agreed to waive 0.04% of its transfer agency fees for Class E Shares. This waiver may not be terminated during the relevant period except with Board approval.

Example

	Class A	Class C	Class E	Class I	Class S	Class Y
1 Year	$678	$185	$105	$76	$84	$65
3 Years	$896	$573	$336	$237	$262	$205
5 Years	$1,131	$985	$586	$411	$455	$357
10 Years	$1,806	$2,137	$1,302	$918	$1,014	$798

Performance

The following bar chart illustrates the risks of investing in the Fund by showing how the performance of the Fund’s Class S Shares varies from year to year over a 10-year period. The returns (both before and after tax) for other Classes of Shares offered by this Prospectus may be lower than the returns shown in the bar chart, depending upon the fees and expenses of those Classes. The highest and lowest returns for a full quarter during the periods shown in the bar chart are set forth next to the bar chart.

The table accompanying the bar chart further illustrates the risks of investing in the Fund by showing how the Fund’s average annual returns for the periods shown compare with the returns of one or more indexes that measure broad market performance. After-tax returns are shown only for one class. The after-tax returns for other classes will vary. After-tax returns are calculated using the historical highest individual federal marginal income tax rates and do not reflect the impact of state and local taxes. Actual after-tax returns depend on an investor’s tax situation and may differ from those shown. After-tax returns are not relevant to investors who hold their Shares through tax-deferred arrangements, such as 401(k) plans or individual retirement accounts. If the Fund has realized capital losses, the total return after taxes on distributions and sale of Fund Shares may be higher than the total return before taxes and the total return after taxes on distributions. For more information, see the Performance Notes section in the Fund’s Prospectus.

Past performance, both before-tax and after-tax, is no indication of future results. More current performance information is available at www.russell.com.

Class S Calendar Year Total Returns

Average annual total returns for the periods ended December 31, 2011	1 Year	5 Years	10 Years
Return Before Taxes, Class A	(8.85)%	(2.75)%	1.71%
Return Before Taxes, Class C	(4.01)%	(2.12)%	2.04%
Return Before Taxes, Class E	(3.20)%	(1.56)%	2.33%
Return Before Taxes, Class I	(2.97)%	(1.31)%	2.58%
Return Before Taxes, Class Y	(2.87)%	(1.25)%	2.64%
Return Before Taxes, Class S	(3.04)%	(1.38)%	2.54%
Return After Taxes on Distributions, Class S	(3.18)%	(1.86)%	2.05%
Return After Taxes on Distributions and Sale of Fund Shares, Class S	(1.79)%	(1.22)%	2.12%
Russell 1000® Index (reflects no deduction for fees, expenses or taxes)	1.50%	(0.02)%	3.34%

RUSSELL U.S. QUANTITATIVE EQUITY FUND

Annual Fund Operating Expenses (expenses that you pay each year as a percentage of the value of your investment)#

	Class A Shares	Class C Shares	Class E Shares	Class I Shares	Class S Shares	Class Y Shares
Advisory Fee	0.55%	0.55%	0.55%	0.55%	0.55%	0.55%
Distribution (12b-1) Fees	0.25%	0.75%	0.00%	0.00%	0.00%	0.00%
Other Expenses	0.46%	0.71%	0.71%	0.38%	0.46%	0.28%
Total Annual Fund Operating Expenses	1.26%	2.01%	1.26%	0.93%	1.01%	0.83%
Less Fee Waivers and Expense Reimbursements	(0.00)%	(0.00)%	(0.04)%	(0.00)%	(0.00)%	(0.00)%
Net Annual Fund Operating Expenses	1.26%	2.01%	1.22%	0.93%	1.01%	0.83%

#	“Less Fee Waivers and Expense Reimbursements” and “Net Annual Fund Operating Expenses” have been restated to reflect a reduction in the transfer agency fee waiver for Class E Shares.

Until February 28, 2013, RFSC has contractually agreed to waive 0.04% of its transfer agency fees for Class E Shares. This waiver may not be terminated during the relevant period except with Board approval.

Example

	Class A Shares	Class C Shares	Class E Shares	Class I Shares	Class S Shares	Class Y Shares
1 Year	$696	$204	$124	$95	$103	$85
3 Years	$952	$630	$396	$296	$322	$265
5 Years	$1,227	$1,083	$688	$515	$558	$460
10 Years	$2,010	$2,338	$1,519	$1,143	$1,236	$1,025

Performance

The following bar chart illustrates the risks of investing in the Fund by showing how the performance of the Fund’s Class S Shares varies from year to year over a 10-year period. The returns (both before and after tax) for other Classes of Shares offered by this Prospectus may be lower than the returns shown in the bar chart, depending upon the fees and expenses of those Classes. The highest and lowest returns for a full quarter during the periods shown in the bar chart are set forth next to the bar chart.

The table accompanying the bar chart further illustrates the risks of investing in the Fund by showing how the Fund’s average annual returns for the periods shown compare with the returns of one or more indexes that measure broad market performance. After-tax returns are shown only for one class. The after-tax returns for other classes will vary. After-tax returns are calculated using the historical highest individual federal marginal income tax rates and do not reflect the impact of state and local taxes. Actual after-tax returns depend on an investor’s tax situation and may differ from those shown. After-tax returns are not relevant to investors who hold their Shares through tax-deferred arrangements, such as 401(k) plans or individual retirement accounts. If the Fund has realized capital losses, the total return after taxes on distributions and sale of Fund Shares may be higher than the total return before taxes and the total return after taxes on distributions. For more information, see the Performance Notes section in the Fund’s Prospectus.

Past performance, both before-tax and after-tax, is no indication of future results. More current performance information is available at www.russell.com.

Class S Calendar Year Total Returns

Average annual total returns for the periods ended December 31, 2011	1 Year	5 Years	10 Years
Return Before Taxes, Class A	(1.85)%	(2.84)%	1.45%
Return Before Taxes, Class C	3.35%	(2.20)%	1.79%
Return Before Taxes, Class E	4.18%	(1.64)%	2.08%
Return Before Taxes, Class I	4.46%	(1.40)%	2.33%
Return Before Taxes, Class Y	4.60%	(1.32)%	2.40%
Return Before Taxes, Class S	4.38%	(1.45)%	2.30%
Return After Taxes on Distributions, Class S	4.22%	(1.96)%	1.77%
Return After Taxes on Distributions and Sale of Fund Shares, Class S	3.05%	(1.26)%	1.92%
Russell 1000® Index (reflects no deduction for fees, expenses or taxes)	1.50%	(0.02)%	3.34%

RUSSELL U.S. GROWTH FUND

Annual Fund Operating Expenses (expenses that you pay each year as a percentage of the value of your investment)#

	Class C Shares	Class E Shares	Class I Shares	Class S Shares
Advisory Fee	0.80%	0.80%	0.80%	0.80%
Distribution (12b-1) Fees	0.75%	0.00%	0.00%	0.00%
Other Expenses	0.74%	0.74%	0.41%	0.49%
Total Annual Fund Operating Expenses	2.29%	1.54%	1.21%	1.29%
Less Fee Waivers and Expense Reimbursements	(0.13)%	(0.13)%	(0.18)%	(0.13)%
Net Annual Fund Operating Expenses	2.16%	1.41%	1.03%	1.16%

#	“Less Fee Waivers and Expense Reimbursements” and “Net Annual Fund Operating Expenses” have been restated to remove the effect of non-contractual waivers that were in effect for the fiscal year ended October 31, 2011.

Until February 28, 2013, RIMCo has contractually agreed to waive, up to the full amount of its 0.80% advisory fee and then to reimburse the Fund for other direct Fund-level expenses to the extent that direct Fund-level expenses exceed 0.98% of the average daily net assets of the Fund on an annual basis. This waiver and reimbursement may not be terminated during the relevant period except with Board approval. Direct Fund-level expenses do not include 12b-1 fees, shareholder services fees, transfer agency fees, extraordinary expenses or the expenses of other investment companies in which the Fund invests which are borne indirectly by the Fund.

Until February 28, 2013, RIMCo has contractually agreed to waive 0.05% of its transfer agency fees for Class I Shares. This waiver may not be terminated during the relevant period except with Board approval.

Example

	Class C Shares	Class E Shares	Class I Shares	Class S Shares
1 Year	$219	$144	$105	$118
3 Years	$703	$474	$366	$396
5 Years	$1,213	$827	$648	$695
10 Years	$2,616	$1,823	$1,450	$1,545

Performance

The following bar chart illustrates the risks of investing in the Fund by showing how the performance of the Fund’s Class S Shares varies from year to year over a 10-year period. The returns (both before and after tax) for the other Classes of Shares offered by this Prospectus may be lower than the returns shown in the bar chart, depending upon the fees and expenses of those Classes. The highest and lowest returns for a full quarter during the periods shown in the bar chart are set forth next to the bar chart.

The table accompanying the bar chart further illustrates the risks of investing in the Fund by showing how the Fund’s average annual returns for the periods shown compare with the returns of one or more indexes that measure broad market performance. After-tax returns are shown only for one class. The after-tax returns for other classes will vary. After-tax returns are calculated using the historical highest individual federal marginal income tax rates and do not reflect the impact of state and local taxes. Actual after-tax returns depend on an investor’s tax situation and may differ from those shown. After-tax returns are not relevant to investors who hold their Shares through tax-deferred arrangements, such as 401(k) plans or individual retirement accounts. If the Fund has realized capital losses, the total return after taxes on distributions and sale of Fund Shares may be higher than the total return before taxes and the total return after taxes on distributions. For more information, see the Performance Notes section in the Fund’s Prospectus.

Past performance, both before-tax and after-tax, is no indication of future results. More current performance information is available at www.russell.com.

Class S Calendar Year Total Returns

Average annual total returns for the periods ended December 31, 2011	1 Year	5 Years	10 Years
Return Before Taxes, Class C	(1.20)%	(0.55)%	0.47%
Return Before Taxes, Class E	(0.49)%	0.22%	1.31%
Return Before Taxes, Class I	(0.24)%	0.59%	1.68%
Return Before Taxes, Class S	(0.36)%	0.43%	1.54%
Return After Taxes on Distributions, Class S	(0.36)%	0.29%	1.47%
Return After Taxes on Distributions and Sale of Fund Shares, Class S	(0.23)%	0.37%	1.33%
Russell 1000® Growth Index (reflects no deduction for fees, expenses or taxes)	2.64%	2.50%	2.60%

RUSSELL U.S. VALUE FUND

Annual Fund Operating Expenses (expenses that you pay each year as a percentage of the value of your investment)#

	Class C Shares	Class E Shares	Class I Shares	Class S Shares
Advisory Fee	0.70%	0.70%	0.70%	0.70%
Distribution (12b-1) Fees	0.75%	0.00%	0.00%	0.00%
Other Expenses	0.70%	0.70%	0.37%	0.45%
Total Annual Fund Operating Expenses	2.15%	1.40%	1.07%	1.15%

#	“Total Annual Fund Operating Expenses” have been restated to remove the effect of non-contractual waivers that were in effect for the fiscal year ended October 31, 2011.

Example

	Class C Shares	Class E Shares	Class I Shares	Class S Shares
1 Year	$218	$143	$109	$117
3 Years	$673	$443	$340	$365
5 Years	$1,154	$766	$590	$633
10 Years	$2,483	$1,680	$1,306	$1,398

Performance

The following bar chart illustrates the risks of investing in the Fund by showing how the performance of the Fund’s Class S Shares varies from year to year over a 10-year period. The returns (both before and after tax) for the other Classes of Shares offered by this Prospectus may be lower than the returns shown in the bar chart, depending upon the fees and expenses of those Classes. The highest and lowest returns for a full quarter during the periods shown in the bar chart are set forth next to the bar chart.

The table accompanying the bar chart further illustrates the risks of investing in the Fund by showing how the Fund’s average annual returns for the periods shown compare with the returns of one or more indexes that measure broad market performance. After-tax returns are shown only for one class. The after-tax returns for other classes will vary. After-tax returns are calculated using the historical highest individual federal marginal income tax rates and do not reflect the impact of state and local taxes. Actual after-tax returns depend on an investor’s tax situation and may differ from those shown. After-tax returns are not relevant to investors who hold their Shares through tax-deferred arrangements, such as 401(k) plans or individual retirement accounts. If the Fund has realized capital losses, the total return after taxes on distributions and sale of Fund Shares may be higher than the total return before taxes and the total return after taxes on distributions. For more information, see the Performance Notes section in the Fund’s Prospectus.

Past performance, both before-tax and after-tax, is no indication of future results. More current performance information is available at www.russell.com.

Class S Calendar Year Total Returns

Average annual total returns for the periods ended December 31, 2011	1 Year	5 Years	10 Years
Return Before Taxes, Class C	(3.68)%	(5.44)%	1.25%
Return Before Taxes, Class E	(2.93)%	(4.70)%	2.10%
Return Before Taxes, Class I	(2.59)%	(4.39)%	2.45%
Return Before Taxes, Class S	(2.68)%	(4.48)%	2.33%
Return After Taxes on Distributions, Class S	(2.89)%	(5.24)%	1.61%
Return After Taxes on Distributions and Sale of Fund Shares, Class S	(1.46)%	(3.79)%	1.94%
Russell 1000® Value Index (reflects no deduction for fees, expenses or taxes)	0.39%	(2.64)%	3.89%

RUSSELL U.S. SMALL CAP EQUITY FUND

Annual Fund Operating Expenses (expenses that you pay each year as a percentage of the value of your investment)#

	Class A Shares	Class C Shares	Class E Shares	Class I Shares	Class S Shares	Class Y Shares
Advisory Fee	0.70%	0.70%	0.70%	0.70%	0.70%	0.70%
Distribution (12b-1) Fees	0.25%	0.75%	0.00%	0.00%	0.00%	0.00%
Other Expenses	0.30%	0.55%	0.55%	0.22%	0.30%	0.12%
Total Annual Fund Operating Expenses	1.25%	2.00%	1.25%	0.92%	1.00%	0.82%
Less Fee Waivers and Expense Reimbursements	(0.00)%	(0.00)%	(0.04)%	(0.00)%	(0.00)%	(0.00)%
Net Annual Fund Operating Expenses	1.25%	2.00%	1.21%	0.92%	1.00%	0.82%

#	“Less Fee Waivers and Expense Reimbursements” and “Net Annual Fund Operating Expenses” have been restated to reflect a reduction in the transfer agency fee waiver for Class E Shares.

Until February 28, 2013, RFSC has contractually agreed to waive 0.04% of its transfer agency fees for Class E Shares. This waiver may not be terminated during the relevant period except with Board approval.

Example

	Class A Shares	Class C Shares	Class E Shares	Class I Shares	Class S Shares	Class Y Shares
1 Year	$695	$203	$123	$94	$102	$84
3 Years	$949	$627	$393	$293	$318	$262
5 Years	$1,222	$1,078	$682	$509	$552	$455
10 Years	$1,999	$2,327	$1,508	$1,131	$1,225	$1,014

Performance

The following bar chart illustrates the risks of investing in the Fund by showing how the performance of the Fund’s Class S Shares varies from year to year over a 10-year period. The returns (both before and after tax) for other Classes of Shares offered by this Prospectus may be lower than the returns shown in the bar chart, depending upon the fees and expenses of those Classes. The highest and lowest returns for a full quarter during the periods shown in the bar chart are set forth next to the bar chart.

The table accompanying the bar chart further illustrates the risks of investing in the Fund by showing how the Fund’s average annual returns for the periods shown compare with the returns of one or more indexes that measure broad market performance. After-tax returns are shown only for one class. The after-tax returns for other classes will vary. After-tax returns are calculated using the historical highest individual federal marginal income tax rates and do not reflect the impact of state and local taxes. Actual after-tax returns depend on an investor’s tax situation and may differ from those shown. After-tax returns are not relevant to investors who hold their Shares through tax-deferred arrangements, such as 401(k) plans or individual retirement accounts. If the Fund has realized capital losses, the total return after taxes on distributions and sale of Fund Shares may be higher than the total return before taxes and the total return after taxes on distributions. For more information, see the Performance Notes section in the Fund’s Prospectus.

Past performance, both before-tax and after-tax, is no indication of future results. More current performance information is available at www.russell.com.

Class S Calendar Year Total Returns

Average annual total returns for the periods ended December 31, 2011	1 Year	5 Years	10 Years
Return Before Taxes, Class A	(9.76)%	(2.53)%	3.87%
Return Before Taxes, Class C	(4.98)%	(1.88)%	4.22%
Return Before Taxes, Class E	(4.24)%	(1.33)%	4.50%
Return Before Taxes, Class I	(3.97)%	(1.09)%	4.74%
Return Before Taxes, Class Y	(3.88)%	(1.02)%	4.83%
Return Before Taxes, Class S	(4.07)%	(1.17)%	4.70%
Return After Taxes on Distributions, Class S	(4.12)%	(1.97)%	3.06%
Return After Taxes on Distributions and Sale of Fund Shares, Class S	(2.58)%	(1.18)%	3.66%
Russell 2500™ Index* (reflects no deduction for fees, expenses or taxes)	(2.51)%	1.24%	6.57%
Russell 2000® Index* (reflects no deduction for fees, expenses or taxes)	(4.18)%	0.15%	5.62%

*

Effective January 1, 2012, RIMCo changed the Fund’s investment strategy from investing principally in small and medium capitalization securities to investing principally in small capitalization securities. As a result, the Fund’s primary benchmark changed from the Russell 2500 ™ Index to the Russell 2000® Index.

RUSSELL INTERNATIONAL DEVELOPED MARKETS FUND

Annual Fund Operating Expenses (expenses that you pay each year as a percentage of the value of your investment)#

	Class A Shares	Class C Shares	Class E Shares	Class I Shares	Class S Shares	Class Y Shares
Advisory Fee	0.70%	0.70%	0.70%	0.70%	0.70%	0.70%
Distribution (12b-1) Fees	0.25%	0.75%	0.00%	0.00%	0.00%	0.00%
Other Expenses	0.29%	0.54%	0.54%	0.21%	0.29%	0.11%
Total Annual Fund Operating Expenses	1.24%	1.99%	1.24%	0.91%	0.99%	0.81%
Less Fee Waivers and Expense Reimbursements	(0.00)%	(0.00)%	(0.04)%	(0.00)%	(0.00)%	(0.00)%
Net Annual Fund Operating Expenses	1.24%	1.99%	1.20%	0.91%	0.99%	0.81%

#	“Less Fee Waivers and Expense Reimbursements” and “Net Annual Fund Operating Expenses” have been restated to reflect a reduction in the transfer agency fee waiver for Class E Shares.

Until February 28, 2013, RFSC has contractually agreed to waive 0.04% of its transfer agency fees for Class E Shares. This waiver may not be terminated during the relevant period except with Board approval.

Example

	Class A Shares	Class C Shares	Class E Shares	Class I Shares	Class S Shares	Class Y Shares
1 Year	$694	$202	$122	$93	$101	$83
3 Years	$946	$624	$389	$290	$315	$259
5 Years	$1,217	$1,073	$677	$504	$547	$450
10 Years	$1,989	$2,317	$1,496	$1,120	$1,213	$1,002

Performance

The following bar chart illustrates the risks of investing in the Fund by showing how the performance of the Fund’s Class S Shares varies from year to year over a 10-year period. The returns (both before and after tax) for other Classes of Shares offered by this Prospectus may be lower than the returns shown in the bar chart, depending upon the fees and expenses of those Classes. The highest and lowest returns for a full quarter during the periods shown in the bar chart are set forth next to the bar chart.

The table accompanying the bar chart further illustrates the risks of investing in the Fund by showing how the Fund’s average annual returns for the periods shown compare with the returns of one or more indexes that measure broad market performance. Effective January 1, 2011, RIMCo changed the Fund’s primary benchmark from the MSCI EAFE Index (net of tax on dividends from foreign holdings) to the Russell Developed ex-U.S. Large Cap Index (net of tax on dividends from foreign holdings). The International Developed Markets Linked Benchmark represents the returns of the MSCI EAFE Index (net) through December 31, 2010 and the returns of the Russell Developed ex-U.S. Large Cap Index (net) thereafter. The International Developed Markets Linked Benchmark provides a means to compare the Fund’s average annual returns to a secondary benchmark that takes into account historical changes in the Fund’s primary benchmark. After-tax returns are shown only for one class. The after-tax returns for other classes will vary. After-tax returns are calculated using the historical highest individual federal marginal income tax rates and do not reflect the impact of state and local taxes. Actual after-tax returns depend on an investor’s tax situation and may differ from those shown. After-tax returns are not relevant to investors who hold their Shares through tax-deferred arrangements, such as 401(k) plans or individual retirement accounts. After-tax returns reflect foreign tax credits passed by the Fund to its shareholders thereby increasing total returns after taxes on distributions and total returns after taxes on distributions and sale of Fund Shares. If the Fund has realized capital losses, the total return after taxes on distributions and sale of Fund Shares may be higher than the total return before taxes and the total return after taxes on distributions. For more information, see the Performance Notes section in the Fund’s Prospectus.

Past performance, both before-tax and after-tax, is no indication of future results. More current performance information is available at www.russell.com.

Class S Calendar Year Total Returns

Average annual total returns for the periods ended December 31, 2011	1 Year	5 Years	10 Years
Return Before Taxes, Class A	(19.03)%	(6.81)%	3.26%
Return Before Taxes, Class C	(14.64)%	(6.15)%	3.62%
Return Before Taxes, Class E	(13.99)%	(5.63)%	3.91%
Return Before Taxes, Class I	(13.79)%	(5.41)%	4.14%
Return Before Taxes, Class Y	(13.81)%	(5.36)%	4.20%
Return Before Taxes, Class S	(13.80)%	(5.46)%	4.11%
Return After Taxes on Distributions, Class S	(13.94)%	(6.37)%	3.19%
Return After Taxes on Distributions and Sale of Fund Shares, Class S	(8.58)%	(4.55)%	3.51%
Russell Developed ex-U.S. Large Cap Index (net of tax on dividends from foreign holdings) (reflects no deduction for fees, expenses or taxes)	(12.35)%	(3.82)%	5.23%
International Developed Markets Linked Benchmark (reflects no deduction for fees, expenses or taxes)	(12.35)%	(4.76)%	4.64%

RUSSELL GLOBAL EQUITY FUND

Annual Fund Operating Expenses (expenses that you pay each year as a percentage of the value of your investment)

	Class A Shares	Class C Shares	Class E Shares	Class S Shares	Class Y Shares
Advisory Fee	0.95%	0.95%	0.95%	0.95%	0.95%
Distribution (12b-1) Fees	0.25%	0.75%	0.00%	0.00%	0.00%
Other Expenses	0.30%	0.55%	0.55%	0.30%	0.12%
Total Annual Fund Operating Expenses	1.50%	2.25%	1.50%	1.25%	1.07%

Example

	Class A Shares	Class C Shares	Class E Shares	Class S Shares	Class Y Shares
1 Year	$719	$228	$153	$127	$109
3 Years	$1,022	$703	$474	$397	$340
5 Years	$1,346	$1,205	$818	$686	$590
10 Years	$2,263	$2,585	$1,791	$1,511	$1,306

Performance

The following bar chart illustrates the risks of investing in the Fund by showing how the performance of the Fund’s Class S Shares varies from year to year over a 10-year period (or if the Fund has not been in operation for 10 years, since the beginning of the Fund’s operations). The returns (both before and after tax) for other Classes of Shares offered by this Prospectus may be lower than the returns shown in the bar chart, depending upon the fees and expenses of those Classes. The highest and lowest returns for a full quarter during the periods shown in the bar chart are set forth next to the bar chart.

The table accompanying the bar chart further illustrates the risks of investing in the Fund by showing how the Fund’s average annual returns for the periods shown compare with the returns of one or more indexes that measure broad market performance. Effective January 1, 2011, RIMCo changed the Fund’s primary benchmark from the MSCI World Index (net of tax on dividends from foreign holdings) to the Russell Developed Large Cap Index (net of tax on dividends from foreign holdings). The Global Equity Linked Benchmark represents the returns of the MSCI World Index (net) through December 31, 2010 and the returns of the Russell Developed Large Cap Index (net) thereafter. The Global Equity Linked Benchmark provides a means to compare the Fund’s average annual returns to a secondary benchmark that takes into account historical changes in the Fund’s primary benchmark. After-tax returns are shown only for one class. The after-tax returns for other classes will vary. After-tax returns are calculated using the historical highest individual federal marginal income tax rates and do not reflect the impact of state and local taxes. Actual after-tax returns depend on an investor’s tax situation and may differ from those shown. After-tax returns are not relevant to investors who hold their Shares through tax-deferred arrangements, such as 401(k) plans or individual retirement accounts. After-tax returns reflect foreign tax credits passed by the Fund to its shareholders thereby increasing total returns after taxes on distributions and total returns after taxes on distributions and sale of Fund Shares. If the Fund has realized capital losses, the total return after taxes on distributions and sale of Fund Shares may be higher than the total return before taxes and the total return after taxes on distributions. For more information, see the Performance Notes section in the Fund’s Prospectus.

Past performance, both before-tax and after-tax, is no indication of future results. More current performance information is available at www.russell.com.

Class S Calendar Year Total Returns

Average annual total returns for the periods ended December 31, 2011	1 Year	Since Inception*
Return Before Taxes, Class A	(14.57)%	(4.46)%
Return Before Taxes, Class C	(10.07)%	(4.03)%
Return Before Taxes, Class E	(9.31)%	(3.31)%
Return Before Taxes, Class Y	(9.01)%	(2.95)%
Return Before Taxes, Class S	(9.07)%	(3.06)%
Return After Taxes on Distributions, Class S	(9.11)%	(3.22)%
Return After Taxes on Distributions and Sale of Fund Shares, Class S	(5.64)%	(2.52)%
Russell Developed U.S. Large Cap Index (net of tax on dividends from foreign holdings) (reflects no deduction for fees, expenses or taxes)	(5.69)%	(2.39)%
Global Equity Linked Benchmark (reflects no deduction for fees, expenses or taxes)	(5.69)%	(2.61)%

*	The Fund first issued Class A, C, E and S Shares on February 28, 2007 and Class Y Shares on September 26, 2008.

RUSSELL EMERGING MARKETS FUND

Annual Fund Operating Expenses (expenses that you pay each year as a percentage of the value of your investment)#

	Class A Shares	Class C Shares	Class E Shares	Class S Shares	Class Y Shares
Advisory Fee	1.15%	1.15%	1.15%	1.15%	1.15%
Distribution (12b-1) Fees	0.25%	0.75%	0.00%	0.00%	0.00%
Other Expenses	0.38%	0.63%	0.63%	0.38%	0.20%
Acquired Fund Fees and Expenses	0.01%	0.01%	0.01%	0.01%	0.01%
Total Annual Fund Operating Expenses	1.79%	2.54%	1.79%	1.54%	1.36%

#	“Total Annual Fund Operating Expenses” have been restated to reflect the Fund’s proportionate share of the operating expenses of any other fund, including the Russell U.S. Cash Management Fund, in which the Fund invests. The Fund’s proportionate share of these operating expenses are reflected under “Acquired Fund Fees and Expenses.”

Example

	Class A Shares	Class C Shares	Class E Shares	Class S Shares	Class Y Shares
1 Year	$746	$257	$182	$157	$138
3 Years	$1,106	$791	$563	$486	$431
5 Years	$1,489	$1,350	$970	$839	$745
10 Years	$2,559	$2,875	$2,105	$1,834	$1,635

Performance

The following bar chart illustrates the risks of investing in the Fund by showing how the performance of the Fund’s Class S Shares varies from year to year over a 10-year period. The returns (both before and after tax) for other Classes of Shares offered by this Prospectus may be lower than the returns shown in the bar chart, depending upon the fees and expenses of those Classes. The highest and lowest returns for a full quarter during the periods shown in the bar chart are set forth next to the bar chart.

The table accompanying the bar chart further illustrates the risks of investing in the Fund by showing how the Fund’s average annual returns for the periods shown compare with the returns of one or more indexes that measure broad market performance. Effective January 1, 2011, RIMCo changed the Fund’s primary benchmark from the MSCI Emerging Markets Index (net of tax on dividends from foreign holdings) to the Russell Emerging Markets Index (net of tax on dividends from foreign holdings). The Emerging Markets Linked Benchmark represents the returns of the MSCI Emerging Markets Index (net) through December 31, 2010 and the returns of the Russell Emerging Markets Index (net) thereafter. The Emerging Markets Linked Benchmark provides a means to compare the Fund’s average annual returns to a secondary benchmark that takes into account historical changes in the Fund’s primary benchmark. After-tax returns are shown only for one class. The after-tax returns for other classes will vary. After-tax returns are calculated using the historical highest individual federal marginal income tax rates and do not reflect the impact of state and local taxes. Actual after-tax returns depend on an investor’s tax situation and may differ from those shown. After-tax returns are not relevant to investors who hold their Shares through tax-deferred arrangements, such as 401(k) plans or individual retirement accounts. After-tax returns reflect foreign tax credits passed by the Fund to its shareholders thereby increasing total returns after taxes on distributions and total returns after taxes on distributions and sale of Fund Shares. If the Fund has realized capital losses, the total return after taxes on distributions and sale of Fund Shares may be higher than the total return before taxes and the total return after taxes on distributions. For more information, see the Performance Notes section in the Fund’s Prospectus.

Past performance, both before-tax and after-tax, is no indication of future results. More current performance information is available at www.russell.com.

Class S Calendar Year Total Returns

Average annual total returns for the periods ended December 31, 2011	1 Year	5 Years	10 Years
Return Before Taxes, Class A	(22.91)%	1.35%	13.04%
Return Before Taxes, Class C	(18.83)%	1.79%	12.90%
Return Before Taxes, Class E	(18.22)%	2.55%	13.72%
Return Before Taxes, Class Y	(17.88)%	2.93%	14.04%
Return Before Taxes, Class S	(18.00)%	2.82%	13.98%
Return After Taxes on Distributions, Class S	(18.46)%	1.72%	13.05%
Return After Taxes on Distributions and Sale of Fund Shares, Class S	(10.53)%	2.48%	12.69%
Russell Emerging Markets Index (net of tax on dividends from foreign holdings) (reflects no deduction for fees, expenses or taxes)	(19.40)%	2.46%	13.38%
Emerging Markets Linked Benchmark (reflects no deduction for fees, expenses or taxes)	(19.40)%	2.16%	13.72%

RUSSELL TAX-MANAGED U.S. LARGE CAP FUND

Annual Fund Operating Expenses (expenses that you pay each year as a percentage of the value of your investment)#

	Class A Shares	Class C Shares	Class E Shares	Class S Shares
Advisory Fee	0.70%	0.70%	0.70%	0.70%
Distribution (12b-1) Fees	0.25%	0.75%	0.00%	0.00%
Other Expenses	0.31%	0.56%	0.56%	0.31%
Total Annual Fund Operating Expenses	1.26%	2.01%	1.26%	1.01%
Less Fee Waivers and Expense Reimbursements	(0.00)%	(0.04)%	(0.04)%	(0.04)%
Net Annual Fund Operating Expenses	1.26%	1.97%	1.22%	0.97%

#	Until February 28, 2013, RFSC has contractually agreed to waive 0.04% of its transfer agency fees for Class C, E and S Shares. This waiver may not be terminated during the relevant period except with Board approval.

Example

	Class A Shares	Class C Shares	Class E Shares	Class S Shares
1 Year	$696	$200	$124	$99
3 Years	$952	$627	$396	$318
5 Years	$1,227	$1,079	$688	$554
10 Years	$2,010	$2,334	$1,519	$1,233

Performance

The following bar chart illustrates the risks of investing in the Fund by showing how the performance of the Fund’s Class S Shares varies from year to year over a 10-year period. The returns (both before and after tax) for other Classes of Shares offered by this Prospectus may be lower than the returns shown in the bar chart, depending upon the fees and expenses of those Classes. The highest and lowest returns for a full quarter during the periods shown in the bar chart are set forth next to the bar chart.

The table accompanying the bar chart further illustrates the risks of investing in the Fund by showing how the Fund’s average annual returns for the periods shown compare with the returns of one or more indexes that measure broad market performance. After-tax returns are shown only for one class. The after-tax returns for other classes will vary. After-tax returns are calculated using the historical highest individual federal marginal income tax rates and do not reflect the impact of state and local taxes. Actual after-tax returns depend on an investor’s tax situation and may differ from those shown. After-tax returns are not relevant to investors who hold their Shares through tax-deferred arrangements, such as 401(k) plans or individual retirement accounts. If the Fund has realized capital losses, the total return after taxes on distributions and sale of Fund Shares may be higher than the total return before taxes and the total return after taxes on distributions. For more information, see the Performance Notes section in the Fund’s Prospectus.

Past performance, both before-tax and after-tax, is no indication of future results. More current performance information is available at www.russell.com.

Class S Calendar Year Total Returns

Average annual total returns for the periods ended December 31, 2011	1 Year	5 Years	10 Years
Return Before Taxes, Class A	(6.87)%	(1.98)%	1.15%
Return Before Taxes, Class C	(1.94)%	(1.55)%	0.98%
Return Before Taxes, Class E	(1.13)%	(0.79)%	1.77%
Return Before Taxes, Class S	(0.93)%	(0.55)%	2.01%
Return After Taxes on Distributions, Class S	(0.97)%	(0.66)%	1.88%
Return After Taxes on Distributions and Sale of Fund Shares, Class S	(0.54)%	(0.48)%	1.70%
S&P 500® Index (reflects no deduction for fees, expenses or taxes)	2.11%	(0.25)%	2.92%

RUSSELL TAX-MANAGED U.S. MID & SMALL CAP FUND

Annual Fund Operating Expenses (expenses that you pay each year as a percentage of the value of your investment)#

	Class A Shares	Class C Shares	Class E Shares	Class S Shares
Advisory Fee	0.98%	0.98%	0.98%	0.98%
Distribution (12b-1) Fees	0.25%	0.75%	0.00%	0.00%
Other Expenses	0.38%	0.63%	0.63%	0.38%
Total Annual Fund Operating Expenses	1.61%	2.36%	1.61%	1.36%
Less Fee Waivers and Expense Reimbursements	(0.08)%	(0.11)%	(0.11)%	(0.11)%
Net Annual Fund Operating Expenses	1.53%	2.25%	1.50%	1.25%

#	Until February 28, 2013, RIMCo has contractually agreed to waive, up to the full amount of its 0.98% advisory fees and then to reimburse the Fund for other direct Fund-level expenses to the extent that direct Fund-level expenses exceed 1.10% of the average daily net assets of the Fund on an annual basis. This waiver and reimbursement may not be terminated during the relevant period except with Board approval. Direct fund-level expenses do not include 12b-1 fees, shareholder services fees, transfer agency fees, extraordinary expenses or the expenses of other investment companies in which the Fund invests which are borne indirectly by the Fund.

Until February 28, 2013, RFSC has contractually agreed to waive 0.03% of its transfer agency fees for Class C, E and S Shares. This waiver may not be terminated during the relevant period except with Board approval.

Example

	Class A Shares	Class C Shares	Class E Shares	Class S Shares
1 Year	$722	$228	$153	$127
3 Years	$1,046	$726	$497	$420
5 Years	$1,394	$1,251	$866	$734
10 Years	$2,370	$2,688	$1,902	$1,626

Performance

The following bar chart illustrates the risks of investing in the Fund by showing how the performance of the Fund’s Class S Shares varies from year to year over a 10-year period. The returns (both before and after tax) for other Classes of Shares offered by this Prospectus may be lower than the returns shown in the bar chart, depending upon the fees and expenses of those Classes. The highest and lowest returns for a full quarter during the periods shown in the bar chart are set forth next to the bar chart.

The table accompanying the bar chart further illustrates the risks of investing in the Fund by showing how the Fund’s average annual returns for the periods shown compare with the returns of one or more indexes that measure broad market performance. After-tax returns are shown only for one class. The after-tax returns for other classes will vary. After-tax returns are calculated using the historical highest individual federal marginal income tax rates and do not reflect the impact of state and local taxes. Actual after-tax returns depend on an investor’s tax situation and may differ from those shown. After-tax returns are not relevant to investors who hold their Shares through tax-deferred arrangements, such as 401(k) plans or individual retirement accounts. If the Fund has realized capital losses, the total return after taxes on distributions and sale of Fund Shares may be higher than the total return before taxes and the total return after taxes on distributions. For more information, see the Performance Notes section in the Fund’s Prospectus.

Past performance, both before-tax and after-tax, is no indication of future results. More current performance information is available at www.russell.com.

Class S Calendar Year Total Returns

Average annual total returns for the periods ended December 31, 2011	1 Year	5 Years	10 Years
Return Before Taxes, Class A	(6.33)%	1.21%	5.49%
Return Before Taxes, Class C	(1.34)%	1.64%	5.31%
Return Before Taxes, Class E	(0.62)%	2.41%	6.11%
Return Before Taxes, Class S	(0.34)%	2.67%	6.38%
Return After Taxes on Distributions, Class S	(0.34)%	2.35%	6.19%
Return After Taxes on Distributions and Sale of Fund Shares, Class S	(0.22)%	2.22%	5.58%
Russell 2500™ Index (reflects no deduction for fees, expenses or taxes)	(2.51)%	1.24%	6.57%

RUSSELL GLOBAL OPPORTUNISTIC CREDIT FUND

Annual Fund Operating Expenses (expenses that you pay each year as a percentage of the value of your investment)#

	Class A Shares	Class C Shares	Class E Shares	Class S Shares	Class Y Shares
Advisory Fee	1.00%	1.00%	1.00%	1.00%	1.00%
Distribution (12b-1) Fees	0.25%	0.75%	0.00%	0.00%	0.00%
Other Expenses	0.33%	0.58%	0.58%	0.33%	0.15%
Total Annual Fund Operating Expenses	1.58%	2.33%	1.58%	1.33%	1.15%
Less Fee Waivers and Expense Reimbursements	(0.36)%	(0.36)%	(0.36)%	(0.36)%	(0.27)%
Net Annual Fund Operating Expenses	1.22%	1.97%	1.22%	0.97%	0.88%

#	“Other Expenses,” “Total Annual Fund Operating Expenses” and “Net Annual Fund Operating Expenses” have been restated to reflect the Fund’s proportionate share of the operating expenses of any other fund, including the Russell U.S. Cash Management Fund, in which the Fund invests.

“Less Fee Waivers and Expense Reimbursements” and “Net Annual Fund Operating Expenses” have been restated to remove the effect of non-contractual waivers that were in effect for the fiscal year ended October 31, 2011.

Until February 28, 2013, RIMCo has contractually agreed to waive 0.27% of its 1.00% advisory fee. This waiver may not be terminated during the relevant period except with Board approval.

Until February 28, 2013, RFSC has contractually agreed to waive 0.09% of its transfer agency fees for Class A, C, E and S Shares. This waiver may not be terminated during the relevant period except with Board approval.

Example

	Class A Shares	Class C Shares	Class E Shares	Class S Shares	Class Y Shares
1 Year	$495	$200	$124	$99	$90
3 Years	$821	$693	$464	$386	$339
5 Years	$1,170	$1,213	$826	$694	$607
10 Years	$2,154	$2,638	$1,848	$1,570	$1,373

Performance

The following bar chart illustrates the risks of investing in the Fund by showing how the performance of the Fund’s Class S Shares varies from year to year over a 10-year period (or if the Fund has not been in operation for 10 years, since the beginning of the Fund’s operations). The returns (both before and after tax) for other Classes of Shares offered by this Prospectus may be lower than the returns shown in the bar chart, depending upon the fees and expenses of those Classes. The highest and lowest returns for a full quarter during the periods shown in the bar chart are set forth next to the bar chart.

The table accompanying the bar chart further illustrates the risks of investing in the Fund by showing how the Fund’s average annual returns for the periods shown compare with the returns of one or more indexes that measure broad market performance. After-tax returns are shown only for one class. The after-tax returns for other classes will vary. After-tax returns are calculated using the historical highest individual federal marginal income tax rates and do not reflect the impact of state and local taxes. Actual after-tax returns depend on an investor’s tax situation and may differ from those shown. After-tax returns are not relevant to investors who hold their Shares through tax-deferred arrangements, such as 401(k) plans or individual retirement accounts. After-tax returns reflect foreign tax credits passed by the Fund to its shareholders thereby increasing total returns after taxes on distributions and total returns after taxes on distributions and sale of Fund Shares. If the Fund has realized capital losses, the total return after taxes on distributions and sale of Fund Shares may be higher than the total return before taxes and the total return after taxes on distributions. For more information, see the Performance Notes section in the Fund’s Prospectus.

Past performance, both before-tax and after-tax, is no indication of future results. More current performance information is available at www.russell.com.

Class S Calendar Year Total Returns

Average annual total returns for the periods ended December 31, 2011	1 Year	Since Inception*
Return Before Taxes, Class A	(0.53)%	(0.15)%
Return Before Taxes, Class C	2.63%	2.26%
Return Before Taxes, Class E	3.30%	2.96%
Return Before Taxes, Class Y	3.79%	3.41%
Return Before Taxes, Class S	3.60%	3.25%
Return After Taxes on Distributions, Class S	1.32%	1.16%
Return After Taxes on Distributions and Sale of Fund Shares, Class S	2.34%	1.56%
Bank of America Merrill Lynch Global High Yield Index (USD hedged)** (reflects no deduction for fees, expenses or taxes)	2.63%	4.51%
Bank of America Merrill Lynch Global High Yield Index (USD unhedged)** (reflects no deduction for fees, expenses or taxes)	2.63%	3.81%

*	The Fund first issued Class A, C, E, S and Y Shares on October 1, 2010.
**	Effective January 1, 2012, RIMCo changed the Fund’s primary benchmark from the Bank of America Merrill Lynch Global High Yield Index (USD unhedged) to the Bank of America Merrill Lynch Global High Yield Index (USD hedged). RIMCo believes that the USD hedged index is a more appropriate benchmark for the Fund.

RUSSELL STRATEGIC BOND FUND

Annual Fund Operating Expenses (expenses that you pay each year as a percentage of the value of your investment)#

	Class A Shares	Class C Shares	Class E Shares	Class I Shares	Class S Shares	Class Y Shares
Advisory Fee	0.50%	0.50%	0.50%	0.50%	0.50%	0.50%
Distribution (12b-1) Fees	0.25%	0.75%	0.00%	0.00%	0.00%	0.00%
Other Expenses	0.29%	0.54%	0.54%	0.21%	0.29%	0.11%
Total Annual Fund Operating Expenses	1.04%	1.79%	1.04%	0.71%	0.79%	0.61%
Less Fee Waivers and Expense Reimbursements	(0.02)%	(0.02)%	(0.04)%	(0.00)%	(0.02)%	(0.00)%
Net Annual Fund Operating Expenses	1.02%	1.77%	1.00%	0.71%	0.77%	0.61%

#	“Other Expenses,” “Total Annual Fund Operating Expenses” and “Net Annual Fund Operating Expenses” have been restated to reflect the Fund’s proportionate share of the operating expenses of any other fund, including the Russell U.S. Cash Management Fund, in which the Fund invests.

“Less Fee Waivers and Expense Reimbursements” and “Net Annual Fund Operating Expenses” have been restated to reflect a reduction in the advisory fee waiver for all classes of shares and in the transfer agency fee waiver for Class E Shares.

Until February 28, 2013, RFSC has contractually agreed to waive 0.02% of its transfer agency fees for Class A, Class C and Class S Shares and 0.04% of its transfer agency fees for Class E Shares. This waiver may not be terminated during the relevant period except with Board approval.

Example

	Class A Shares	Class C Shares	Class E Shares	Class I Shares	Class S Shares	Class Y Shares
1 Year	$475	$180	$102	$73	$79	$62
3 Years	$692	$561	$327	$227	$250	$195
5 Years	$926	$968	$570	$395	$437	$340
10 Years	$1,597	$2,104	$1,267	$883	$976	$762

Performance

The following bar chart illustrates the risks of investing in the Fund by showing how the performance of the Fund’s Class S Shares varies from year to year over a 10-year period. The returns (both before and after tax) for other Classes of Shares offered by this Prospectus may be lower than the returns shown in the bar chart, depending upon the fees and expenses of those Classes. The highest and lowest returns for a full quarter during the periods shown in the bar chart are set forth next to the bar chart.

The table accompanying the bar chart further illustrates the risks of investing in the Fund by showing how the Fund’s average annual returns for the periods shown compare with the returns of one or more indexes that measure broad market performance. After-tax returns are shown only for one class. The after-tax returns for other classes will vary. After-tax returns are calculated using the historical highest individual federal marginal income tax rates and do not reflect the impact of state and local taxes. Actual after-tax returns depend on an investor’s tax situation and may differ from those shown. After-tax returns are not relevant to investors who hold their Shares through tax-deferred arrangements, such as 401(k) plans or individual retirement accounts. If the Fund has realized capital losses, the total return after taxes on distributions and sale of Fund Shares may be higher than the total return before taxes and the total return after taxes on distributions. For more information, see the Performance Notes section in the Fund’s Prospectus.

Past performance, both before-tax and after-tax, is no indication of future results. More current performance information is available at www.russell.com.

Class S Calendar Year Total Returns

Average annual total returns for the periods ended December 31, 2011	1 Year	5 Years	10 Years
Return Before Taxes, Class A	1.03%	5.03%	5.14%
Return Before Taxes, Class C	4.08%	5.30%	5.28%
Return Before Taxes, Class E	5.06%	5.91%	5.58%
Return Before Taxes, Class I	5.34%	6.17%	5.83%
Return Before Taxes, Class Y	5.44%	6.25%	5.88%
Return Before Taxes, Class S	5.30%	6.17%	5.83%
Return After Taxes on Distributions, Class S	3.82%	4.34%	4.11%
Return After Taxes on Distributions and Sale of Fund Shares, Class S	3.43%	4.19%	3.98%
Barclays Capital U.S. Aggregate Bond Index (reflects no deduction for fees, expenses or taxes)	7.84%	6.50%	5.78%

RUSSELL INVESTMENT GRADE BOND FUND

Annual Fund Operating Expenses (expenses that you pay each year as a percentage of the value of your investment)#

	Class A Shares	Class C Shares	Class E Shares	Class I Shares	Class S Shares	Class Y Shares
Advisory Fee	0.25%	0.25%	0.25%	0.25%	0.25%	0.25%
Distribution (12b-1) Fees	0.25%	0.75%	0.00%	0.00%	0.00%	0.00%
Other Expenses	0.31%	0.56%	0.56%	0.23%	0.31%	0.13%
Total Annual Fund Operating Expenses	0.81%	1.56%	0.81%	0.48%	0.56%	0.38%
Less Waivers and Expense Reimbursements	(0.00)%	(0.00)%	(0.04)%	(0.00)%	(0.00)%	(0.00)%
Net Annual Fund Operating Expenses	0.81%	1.56%	0.77%	0.48%	0.56%	0.38%

#	“Other Expenses” “Total Annual Fund Operating Expenses” and “Net Annual Fund Operating Expenses” have been restated to reflect the Fund’s proportionate share of the operating expenses of any other fund, including the Russell U.S. Cash Management Fund, in which the Fund invests.

“Less Fee Waivers and Expense Reimbursements” and “Net Annual Fund Operating Expenses” have been restated to reflect a reduction in the transfer agency fee waiver for Class E Shares.

Until February 28, 2013, RFSC has contractually agreed to waive 0.04% of its transfer agency fees for Class E Shares. This waiver may not be terminated during the relevant period except with Board approval.

Example

	Class A Shares	Class C Shares	Class E Shares	Class I Shares	Class S Shares	Class Y Shares
1 Year	$455	$159	$79	$49	$57	$39
3 Years	$624	$493	$255	$154	$179	$122
5 Years	$808	$850	$446	$269	$313	$213
10 Years	$1,339	$1,856	$998	$604	$701	$480

Performance

The following bar chart illustrates the risks of investing in the Fund by showing how the performance of the Fund’s Class S Shares varies from year to year over a 10-year period. The returns (both before and after tax) for other Classes of Shares offered by this Prospectus may be lower than the returns shown in the bar chart, depending upon the fees and expenses of those Classes. The highest and lowest returns for a full quarter during the periods shown in the bar chart are set forth next to the bar chart.

The table accompanying the bar chart further illustrates the risks of investing in the Fund by showing how the Fund’s average annual returns for the periods shown compare with the returns of one or more indexes that measure broad market performance. After-tax returns are shown only for one class. The after-tax returns for other classes will vary. After-tax returns are calculated using the historical highest individual federal marginal income tax rates and do not reflect the impact of state and local taxes. Actual after-tax returns depend on an investor’s tax situation and may differ from those shown. After-tax returns are not relevant to investors who hold their Shares through tax-deferred arrangements, such as 401(k) plans or individual retirement accounts. If the Fund has realized capital losses, the total return after taxes on distributions and sale of Fund Shares may be higher than the total return before taxes and the total return after taxes on distributions. For more information, see the Performance Notes section in the Fund’s Prospectus.

Past performance, both before-tax and after-tax, is no indication of future results. More current performance information is available at www.russell.com.

Class S Calendar Year Total Returns

Average annual total returns for the periods ended December 31, 2011	1 Year	5 Years	10 Years
Return Before Taxes, Class A	1.78%	5.38%	4.98%
Return Before Taxes, Class C	4.93%	5.42%	5.00%
Return Before Taxes, Class E	5.82%	6.21%	5.39%
Return Before Taxes, Class I	6.09%	6.47%	5.66%
Return Before Taxes, Class Y	6.19%	6.53%	5.72%
Return Before Taxes, Class S	5.97%	6.36%	5.61%
Return After Taxes on Distributions, Class S	4.71%	4.65%	3.82%
Return After Taxes on Distributions and Sale of Fund Shares, Class S	3.94%	4.44%	3.76%
Barclays Capital U.S. Aggregate Bond Index (reflects no deduction for fees, expenses or taxes)	7.84%	6.50%	5.78%

RUSSELL SHORT DURATION BOND FUND

Annual Fund Operating Expenses (expenses that you pay each year as a percentage of the value of your investment)#

	Class A Shares	Class C Shares	Class E Shares	Class S Shares	Class Y Shares
Advisory Fee	0.45%	0.45%	0.45%	0.45%	0.45%
Distribution (12b-1) Fees	0.25%	0.75%	0.00%	0.00%	0.00%
Other Expenses	0.31%	0.56%	0.56%	0.31%	0.13%
Total Annual Fund Operating Expenses	1.01%	1.76%	1.01%	0.76%	0.58%
Less Fee Waivers and Expense Reimbursements	(0.13)%	(0.13)%	(0.13)%	(0.13)%	(0.05)%
Net Annual Fund Operating Expenses	0.88%	1.63%	0.88%	0.63%	0.53%

#	Until February 28, 2013, RIMCo has contractually agreed to waive 0.05% of its 0.45% advisory fee. This waiver may not be terminated during the relevant period except with Board approval.

Until February 28, 2013, RFSC has contractually agreed to waive 0.08% of its transfer agency fees for Class A, C, E and S Shares. This waiver may not be terminated during the relevant period except with Board approval.

Example

	Class A Shares	Class C Shares	Class E Shares	Class S Shares	Class Y Shares
1 Year	$461	$166	$90	$64	$54
3 Years	$672	$541	$309	$230	$181
5 Years	$900	$942	$545	$410	$319
10 Years	$1,554	$2,062	$1,224	$930	$721

Performance

The following bar chart illustrates the risks of investing in the Fund by showing how the performance of the Fund’s Class S Shares varies from year to year over a 10-year period. The returns (both before and after tax) for other Classes of Shares offered by this Prospectus may be lower than the returns shown in the bar chart, depending upon the fees and expenses of those Classes. The highest and lowest returns for a full quarter during the periods shown in the bar chart are set forth next to the bar chart.

The table accompanying the bar chart further illustrates the risks of investing in the Fund by showing how the Fund’s average annual returns for the periods shown compare with the returns of one or more indexes that measure broad market performance. After-tax returns are shown only for one class. The after-tax returns for other classes will vary. After-tax returns are calculated using the historical highest individual federal marginal income tax rates and do not reflect the impact of state and local taxes. Actual after-tax returns depend on an investor’s tax situation and may differ from those shown. After-tax returns are not relevant to investors who hold their Shares through tax-deferred arrangements, such as 401(k) plans or individual retirement accounts. If the Fund has realized capital losses, the total return after taxes on distributions and sale of Fund Shares may be higher than the total return before taxes and the total return after taxes on distributions. For more information, see the Performance Notes section in the Fund’s Prospectus.

Past performance, both before-tax and after-tax, is no indication of future results. More current performance information is available at www.russell.com.

Class S Calendar Year Total Returns

Average annual total returns for the periods ended December 31, 2011	1 Year	5 Years	10 Years
Return Before Taxes, Class A	(2.71)%	2.96%	2.86%
Return Before Taxes, Class C	0.29%	3.00%	2.49%
Return Before Taxes, Class E	1.02%	3.77%	3.26%
Return Before Taxes, Class Y	1.39%	4.10%	3.56%
Return Before Taxes, Class S	1.30%	4.03%	3.52%
Return After Taxes on Distributions, Class S	0.59%	2.80%	2.35%
Return After Taxes on Distributions and Sale of Fund Shares, Class S	0.85%	2.72%	2.31%
BofA Merrill Lynch 1-3 Yr US Treasuries Index (reflects no deduction for fees, expenses or taxes)	1.55%	3.69%	3.25%

RUSSELL TAX EXEMPT BOND FUND

Annual Fund Operating Expenses (expenses that you pay each year as a percentage of the value of your investment)#

	Class A Shares	Class C Shares	Class E Shares	Class S Shares
Advisory Fee	0.30%	0.30%	0.30%	0.30%
Distribution (12b-1) Fees	0.25%	0.75%	0.00%	0.00%
Other Expenses	0.29%	0.54%	0.54%	0.29%
Total Annual Fund Operating Expenses	0.84%	1.59%	0.84%	0.59%
Less Fee Waivers and Expense Reimbursements	(0.00)%	(0.04)%	(0.04)%	(0.04)%
Net Annual Fund Operating Expenses	0.84%	1.55%	0.80%	0.55%

#	Until February 28, 2013, RFSC has contractually agreed to waive 0.04% of its transfer agency fees for Class C, E and S Shares. This waiver may not be terminated during the relevant period except with Board approval.

Example

	Class A Shares	Class C Shares	Class E Shares	Class S Shares
1 Year	$458	$158	$82	$56
3 Years	$633	$498	$264	$185
5 Years	$823	$862	$462	$325
10 Years	$1,373	$1,886	$1,033	$734

Performance

The following bar chart illustrates the risks of investing in the Fund by showing how the performance of the Fund’s Class S Shares varies from year to year over a 10-year period. The returns (both before and after tax) for other Classes of Shares offered by this Prospectus may be lower than the returns shown in the bar chart, depending upon the fees and expenses of those Classes. The highest and lowest returns for a full quarter during the periods shown in the bar chart are set forth next to the bar chart.

The table accompanying the bar chart further illustrates the risks of investing in the Fund by showing how the Fund’s average annual returns for the periods shown compare with the returns of one or more indexes that measure broad market performance. After-tax returns are shown only for one class. The after-tax returns for other classes will vary. After-tax returns are calculated using the historical highest individual federal marginal income tax rates and do not reflect the impact of state and local taxes. Actual after-tax returns depend on an investor’s tax situation and may differ from those shown. After-tax returns are not relevant to investors who hold their Shares through tax-deferred arrangements, such as 401(k) plans or individual retirement accounts. If the Fund has realized capital losses, the total return after taxes on distributions and sale of Fund Shares may be higher than the total return before taxes and the total return after taxes on distributions. For more information, see the Performance Notes section in the Fund’s Prospectus.

Past performance, both before-tax and after-tax, is no indication of future results. More current performance information is available at www.russell.com.

Class S Calendar Year Total Returns

Average annual total returns for the periods ended December 31, 2011	1 Year	5 Years	10 Years
Return Before Taxes, Class A	3.13%	3.52%	3.57%
Return Before Taxes, Class C	6.35%	3.56%	3.22%
Return Before Taxes, Class E	7.13%	4.33%	3.98%
Return Before Taxes, Class S	7.41%	4.60%	4.24%
Return After Taxes on Distributions, Class S	7.41%	4.33%	3.60%
Return After Taxes on Distributions and Sale of Fund Shares, Class S	5.92%	4.16%	3.51%
Barclays Capital Municipal 1-10 Yr Blend (1-12) Index (reflects no deduction for fees, expenses or taxes)	7.62%	5.37%	4.81%

RUSSELL COMMODITY STRATEGIES FUND

Annual Fund Operating Expenses (expenses that you pay each year as a percentage of the value of your investment)#

	Class A Shares	Class C Shares	Class E Shares	Class S Shares	Class Y Shares
Advisory Fee	1.25%	1.25%	1.25%	1.25%	1.25%
Distribution (12b-1) Fees	0.25%	0.75%	0.00%	0.00%	0.00%
Other Expenses	0.28%	0.53%	0.53%	0.28%	0.10%
Acquired Fund Fees and Expenses	0.02%	0.02%	0.02%	0.02%	0.02%
Total Annual Fund Operating Expenses	1.80%	2.55%	1.80%	1.55%	1.37%
Less Fee Waivers and Expense Reimbursements	(0.25)%	(0.25)%	(0.25)%	(0.25)%	(0.25)%
Net Annual Fund Operating Expenses	1.55%	2.30%	1.55%	1.30%	1.12%

#	“Total Annual Fund Operating Expenses” and “Net Annual Fund Operating Expenses” have been restated to reflect the Fund’s proportionate share of the operating expenses of any other fund, including the Russell Cayman Commodity Strategies Fund Ltd. (the “Subsidiary”) and the Russell U.S. Cash Management Fund, in which the Fund invests. The Fund’s proportionate share of these operating expenses for the Subsidiary are reflected under “Acquired Fund Fees and Expenses.”

“Other Expenses,” “Less Fee Waivers and Expense Reimbursements” and “Net Annual Fund Operating Expenses” have been restated to remove the effect of non-contractual waivers that were in effect for the fiscal year ended October 31, 2011.

RIMCo has contractually agreed to waive, until February 28, 2013, 0.25% of its 1.25% advisory fee for the Fund.

The Subsidiary pays RIMCo an advisory fee and pays RFSC an administrative fee at the annual rates of 1.25% and 0.05%, respectively, of its net assets (collectively, the “Subsidiary Fees”). Until February 28, 2013, RIMCo and RFSC have contractually agreed to waive all or a portion of the advisory fees and the administrative fees paid by the Fund to RIMCo and RFSC, respectively, in an amount equal to the amount of the Subsidiary Fees received by RIMCo, if any. These waivers may not be terminated during the relevant period except with Board approval.

Example

	Class A Shares	Class C Shares	Class E Shares	Class S Shares	Class Y Shares
1 Year	$724	$233	$158	$132	$114
3 Years	$1,125	$811	$584	$507	$452
5 Years	$1,552	$1,415	$1,036	$907	$813
10 Years	$2,734	$3,047	$2,291	$2,025	$1,829

Performance

The following bar chart illustrates the risks of investing in the Fund by showing how the performance of the Fund’s Class S Shares varies from year to year over a 10-year period (or if the Fund has not been in operation for 10 years, since the beginning of the Fund’s operations). The returns (both before and after tax) for other Classes of Shares offered by this Prospectus may be lower than the returns shown in the bar chart, depending upon the fees and expenses of those Classes. The highest and lowest returns for a full quarter during the periods shown in the bar chart are set forth next to the bar chart.

The table accompanying the bar chart further illustrates the risks of investing in the Fund by showing how the Fund’s average annual returns for the periods shown compare with the returns of one or more indexes that measure broad market performance. After-tax returns are shown only for one class. The after-tax returns for other classes will vary. After-tax returns are calculated using the historical highest individual federal marginal income tax rates and do not reflect the impact of state and local taxes. Actual after-tax returns depend on an investor’s tax situation and may differ from those shown. After-tax returns are not relevant to investors who hold their Shares through tax-deferred arrangements, such as 401(k) plans or individual retirement accounts. After-tax returns reflect foreign tax credits passed by the Fund to its shareholders thereby increasing total returns after taxes on distributions and total returns after taxes on distributions and sale of Fund Shares. If the Fund has realized capital losses, the total return after taxes on distributions and sale of Fund Shares may be higher than the total return before taxes and the total return after taxes on distributions. For more information, see the Performance Notes section in the Fund’s Prospectus.

Past performance, both before-tax and after-tax, is no indication of future results. More current performance information is available at www.russell.com.

Class S Calendar Year Total Returns

Average annual total returns for the periods ended December 31, 2011	1 Year	Since Inception*
Return Before Taxes, Class A	(17.00)%	4.07%
Return Before Taxes, Class C	(12.55)%	7.42%
Return Before Taxes, Class E	(11.87)%	8.19%
Return Before Taxes, Class Y	(11.51)%	8.69%
Return Before Taxes, Class S	(11.67)%	8.51%
Return After Taxes on Distributions, Class S	(12.96)%	4.45%
Return After Taxes on Distributions and Sale of Fund Shares, Class S	(7.58)%	5.01%
Dow Jones - UBS Commodity Index Total Return (reflects no deduction for fees, expenses or taxes)	(13.32)%	7.84%

*	The Fund first issued Class A, C, E, S and Y Shares on July 1, 2010.

RUSSELL GLOBAL INFRASTRUCTURE FUND

Annual Fund Operating Expenses (expenses that you pay each year as a percentage of the value of your investment)#

	Class A Shares	Class C Shares	Class E Shares	Class S Shares	Class Y Shares
Advisory Fee	1.25%	1.25%	1.25%	1.25%	1.25%
Distribution (12b-1) Fees	0.25%	0.75%	0.00%	0.00%	0.00%
Other Expenses	0.36%	0.61%	0.61%	0.36%	0.18%
Total Annual Fund Operating Expenses	1.86%	2.61%	1.86%	1.61%	1.43%
Less Fee Waivers and Expense Reimbursements	(0.27)%	(0.27)%	(0.27)%	(0.27)%	(0.25)%
Net Annual Fund Operating Expenses	1.59%	2.34%	1.59%	1.34%	1.18%

#	“Less Fee Waivers and Reimbursements” and “Net Annual Fund Operating Expenses” have been restated to remove the effect of non-contractual waivers that were in effect for the fiscal year ended October 31, 2011.

Until February 28, 2013, RIMCo has contractually agreed to waive 0.25% of its 1.25% advisory fee. This waiver may not be terminated during the relevant period except with Board approval.

Until February 28, 2013, RFSC has contractually agreed to waive 0.02% of its transfer agency fees for Class A, C, E and S shares. This waiver may not be terminated during the relevant period except with Board approval.

Example

	Class A Shares	Class C Shares	Class E Shares	Class S Shares	Class Y Shares
1 Year	$727	$237	$162	$136	$120
3 Years	$1,101	$786	$559	$482	$428
5 Years	$1,499	$1,361	$981	$851	$758
10 Years	$2,609	$2,924	$2,158	$1,888	$1,692

Performance

The following bar chart illustrates the risks of investing in the Fund by showing how the performance of the Fund’s Class S Shares varies from year to year over a 10-year period (or if the Fund has not been in operation for 10 years, since the beginning of the Fund’s operations). The returns (both before and after tax) for other Classes of Shares offered by this Prospectus may be lower than the returns shown in the bar chart, depending upon the fees and expenses of those Classes. The highest and lowest returns for a full quarter during the periods shown in the bar chart are set forth next to the bar chart.

The table accompanying the bar chart further illustrates the risks of investing in the Fund by showing how the Fund’s average annual returns for the periods shown compare with the returns of one or more indexes that measure broad market performance. After-tax returns are shown only for one class. The after-tax returns for other classes will vary. After-tax returns are calculated using the historical highest individual federal marginal income tax rates and do not reflect the impact of state and local taxes. Actual after-tax returns depend on an investor’s tax situation and may differ from those shown. After-tax returns are not relevant to investors who hold their Shares through tax-deferred arrangements, such as 401(k) plans or individual retirement accounts. After-tax returns reflect foreign tax credits passed by the Fund to its shareholders thereby increasing total returns after taxes on distributions and total returns after taxes on distributions and sale of Fund Shares. If the Fund has realized capital losses, the total return after taxes on distributions and sale of Fund Shares may be higher than the total return before taxes and the total return after taxes on distributions. For more information, see the Performance Notes section in the Fund’s Prospectus.

Past performance, both before-tax and after-tax, is no indication of future results. More current performance information is available at www.russell.com.

Class S Calendar Year Total Returns

Average annual total returns for the periods ended December 31, 2011	1 Year	Since Inception*
Return Before Taxes, Class A	(5.96)%	(1.15)%
Return Before Taxes, Class C	(1.08)%	2.84%
Return Before Taxes, Class E	(0.29)%	3.63%
Return Before Taxes, Class Y	0.13%	4.05%
Return Before Taxes, Class S	(0.02)%	3.90%
Return After Taxes on Distributions, Class S	(0.12)%	3.39%
Return After Taxes on Distributions and Sale of Fund Shares, Class S	0.81%	3.32%
S&P Global Infrastructure Index Net (USD) (reflects no deduction for fees, expenses or taxes)	(1.30)%	2.66%

*	The Fund first issued Class A, C, E, S and Y Shares on October 1, 2010.

RUSSELL GLOBAL REAL ESTATE SECURITIES FUND

Annual Fund Operating Expenses (expenses that you pay each year as a percentage of the value of your investment)

	Class A Shares	Class C Shares	Class E Shares	Class S Shares	Class Y Shares
Advisory Fee	0.80%	0.80%	0.80%	0.80%	0.80%
Distribution (12b-1) Fees	0.25%	0.75%	0.00%	0.00%	0.00%
Other Expenses	0.31%	0.56%	0.56%	0.31%	0.13%
Total Annual Fund Operating Expenses	1.36%	2.11%	1.36%	1.11%	0.93%

Example

	Class A Shares	Class C Shares	Class E Shares	Class S Shares	Class Y Shares
1 Year	$706	$214	$138	$113	$95
3 Years	$981	$661	$431	$353	$296
5 Years	$1,277	$1,134	$745	$612	$515
10 Years	$2,116	$2,441	$1,635	$1,352	$1,143

Performance

The following bar chart illustrates the risks of investing in the Fund by showing how the performance of the Fund’s Class S Shares varies from year to year over a 10-year period. The returns (both before and after tax) for other Classes of Shares offered by this Prospectus may be lower than the returns shown in the bar chart, depending upon the fees and expenses of those Classes. The highest and lowest returns for a full quarter during the periods shown in the bar chart are set forth next to the bar chart.

The table accompanying the bar chart further illustrates the risks of investing in the Fund by showing how the Fund’s average annual returns for the periods shown compare with the returns of one or more indexes that measure broad market performance. In October 2010, RIMCo changed the Fund’s primary benchmark from the FSTE NAREIT Equity REIT Index to the FTSE EPRA/NAREIT Developed Real Estate Index (net). The Global Real Estate Linked Benchmark represents the returns of the FSTE NAREIT Equity REIT Index through September 30, 2010 and the returns of the FTSE EPRA/NAREIT Developed Real Estate Index (net) thereafter. The Global Real Estate Linked Benchmark provides a means to compare the Fund’s average annual returns to a secondary benchmark that takes into account historical changes in the Fund’s primary benchmark. After-tax returns are shown only for one class. The after-tax returns for other classes will vary. After-tax returns are calculated using the historical highest individual federal marginal income tax rates and do not reflect the impact of state and local taxes. Actual after-tax returns depend on an investor’s tax situation and may differ from those shown. After-tax returns are not relevant to investors who hold their Shares through tax-deferred arrangements, such as 401(k) plans or individual retirement accounts. If the Fund has realized capital losses, the total return after taxes on distributions and sale of Fund Shares may be higher than the total return before taxes and the total return after taxes on distributions. For more information, see the Performance Notes section in the Fund’s Prospectus.

Past performance, both before-tax and after-tax, is no indication of future results. More current performance information is available at www.russell.com.

Class S Calendar Year Total Returns

Average annual total returns for the periods ended December 31, 2011	1 Year	5 Years	10 Years
Return Before Taxes, Class A	(12.97)%	(6.16)%	7.73%
Return Before Taxes, Class C	(8.36)%	(5.77)%	7.55%
Return Before Taxes, Class E	(7.68)%	(5.07)%	8.35%
Return Before Taxes, Class Y	(7.29)%	(4.72)%	8.69%
Return Before Taxes, Class S	(7.46)%	(4.82)%	8.63%
Return After Taxes on Distributions, Class S	(8.11)%	(6.09)%	6.74%
Return After Taxes on Distributions and Sale of Fund Shares, Class S	(4.80)%	(4.54)%	6.79%
FTSE EPRA/NAREIT Developed Real Estate Index (Net) (reflects no deduction for fees, expenses or taxes)	(6.46)%	(5.93)%	N/A
Global Real Estate Linked Benchmark (reflects no deduction for fees, expenses or taxes)	(6.46)%	(4.52)%	8.46%

RUSSELL MONEY MARKET FUND

Annual Fund Operating Expenses (expenses that you pay each year as a percentage of the value of your investment)#

	Class A Shares	Class S Shares
Advisory Fee	0.20%	0.20%
Distribution (12b-1) Fees	0.10%	0.00%
Other Expenses	0.34%	0.34%
Total Annual Fund Operating Expenses	0.64%	0.54%
Less Fee Waivers and Expense Reimbursements	(0.16)%	(0.27)%
Net Annual Fund Operating Expenses	0.48%	0.27%

#	“Less Fee Waivers and Expense Reimbursements” and “Net Annual Fund Operating Expenses” have been restated to remove the effect of non-contractual waivers that were in effect for the fiscal year ended October 31, 2011.

Until February 28, 2013, RIMCo has contractually agreed to waive 0.15% of its 0.20% advisory fee. This waiver may not be terminated during the relevant period except with Board approval.

Until February 28, 2013, RFSC has contractually agreed to waive 0.01% and 0.12% of its transfer agency fees for Class A Shares and Class S Shares, respectively. This waiver may not be terminated during the relevant period except with Board approval.

Example

	Class A Shares	Class S Shares
1 Year	$49	$28
3 Years	$189	$146
5 Years	$341	$275
10 Years	$783	$651

Performance

The following bar chart illustrates the risks of investing in the Fund by showing how the performance of the Fund’s Class S Shares varies from year to year over a 10-year period. The returns for the other Class of Shares offered by this Prospectus may be lower than the returns shown in the bar chart, depending upon the fees and expenses of that Class. The highest and lowest returns for a full quarter during the periods shown in the bar chart are set forth next to the bar chart.

The table accompanying the bar chart further illustrates the risks of investing in the Fund by showing the Fund’s average annual returns for the periods shown. For more information, see the Performance Notes section in the Fund’s Prospectus.

Past performance is no indication of future results. More current performance information is available at www.russell.com.

Class S Calendar Year Total Returns

Average annual total returns for the periods ended December 31, 2011	1 Year	5 Years	10 Years
Russell Money Market Fund Class A	0.00%	1.66%	2.03%
Russell Money Market Fund Class S	0.00%	1.71%	2.09%

CONSERVATIVE STRATEGY FUND

Annual Fund Operating Expenses (expenses that you pay each year as a percentage of the value of your investment)#

	Class A Shares	Class C Shares	Class E Shares	Class R1 Shares	Class R2 Shares	Class R3 Shares	Class S Shares
Advisory Fee	0.20%	0.20%	0.20%	0.20%	0.20%	0.20%	0.20%
Distribution (12b-1) Fees	0.25%	0.75%	0.00%	0.00%	0.00%	0.25%	0.00%
Other Expenses	0.29%	0.54%	0.54%	0.29%	0.54%	0.54%	0.29%
Acquired (Underlying) Fund Fees and Expenses	0.61%	0.61%	0.61%	0.61%	0.61%	0.61%	0.61%
Total Annual Fund Operating Expenses	1.35%	2.10%	1.35%	1.10%	1.35%	1.60%	1.10%
Less Fee Waivers and Expense Reimbursements	(0.19)%	(0.19)%	(0.19)%	(0.34)%	(0.34)%	(0.34)%	(0.19)%
Net Annual Fund Operating Expenses	1.16%	1.91%	1.16%	0.76%	1.01%	1.26%	0.91%

#	“Total Annual Fund Operating Expenses” and “Net Annual Fund Operating Expenses” have been restated to reflect the proportionate share of the expenses of the Underlying Funds in which the Fund invests.

“Less Fee Waivers and Expense Reimbursements” and “Net Annual Fund Operating Expenses” have been restated to reflect a reduction in the transfer agency fee waiver for Class R1, R2 and R3 Shares.

Until February 28, 2013, RIMCo has contractually agreed to waive up to the full amount of its 0.20% advisory fee and then to reimburse the Fund for other direct Fund-level expenses to the extent that direct Fund-level expenses exceed 0.12% of the average daily net assets of the Fund on an annual basis. Direct fund-level operating expenses do not include transfer agency fees, Rule 12b-1 distribution fees, shareholder services fees, extraordinary expenses or the expenses of other investment companies in which the Fund invests which are borne indirectly by the Fund. This waiver and reimbursement may not be terminated during the relevant period except with Board approval.

Until February 28, 2013, RFSC has contractually agreed to waive 0.15% of its transfer agency fees for Class R1, R2 and R3 Shares. This waiver may not be terminated during the relevant period except with Board approval.

Example

	Class A Shares	Class C Shares	Class E Shares	Class R1 Shares	Class R2 Shares	Class R3 Shares	Class S Shares
1 Year	$686	$194	$118	$78	$103	$128	$93
3 Years	$960	$640	$409	$316	$394	$472	$331
5 Years	$1,255	$1,111	$721	$573	$707	$839	$588
10 Years	$2,090	$2,416	$1,607	$1,310	$1,594	$1,871	$1,323

Performance

The following bar chart illustrates the risks of investing in the Fund by showing how the performance of the Fund’s Class E Shares varies over a ten year period. The returns (both before and after tax) for other Classes of Shares offered by this Prospectus may be lower than the Class E returns shown in the bar chart, depending upon the fees and expenses of that Class. The highest and lowest returns for a full quarter during the periods shown in the bar chart are set forth next to the bar chart.

The table accompanying the bar chart further illustrates the risks of investing in the Fund by showing how the Fund’s average annual returns for the periods shown compare with the returns of one or more indexes that measure broad market performance. After-tax returns are shown for only one Class. The after-tax returns for other Classes will vary. After-tax returns are calculated using the historical highest individual federal marginal income tax rates and do not reflect the impact of state and local taxes. Actual after-tax returns depend on an investor’s tax situation and may differ from those shown. After-tax returns are not relevant to investors who hold their Shares through tax-deferred arrangements, such as 401(k) plans or individual retirement accounts. If the Fund has realized capital losses, the total return after taxes on distributions and sale of Fund Shares may be higher than the total return before taxes and the total return after taxes on distributions. For more information, see the Performance Notes section in the Fund’s Prospectus.

Past performance, both before-tax and after-tax, is no indication of future results. More current performance information is available at www.russell.com.

Class E Calendar Year Total Returns

Average annual total returns for the periods ended December 31, 2011	1 Year	5 Years	10 Years
Return Before Taxes, Class A	(4.14)%	2.50%	3.57%
Return Before Taxes, Class C	0.99%	2.94%	3.41%
Return Before Taxes, Class R1	2.25%	4.02%	4.46%
Return Before Taxes, Class R2	1.93%	3.74%	4.19%
Return Before Taxes, Class R3	1.73%	3.49%	3.95%
Return Before Taxes, Class S	1.98%	3.95%	4.44%
Return Before Taxes, Class E	1.76%	3.71%	4.18%
Return After Taxes on Distributions, Class E	1.00%	2.28%	2.91%
Return After Taxes on Distributions and Sale of Fund Shares, Class E	1.17%	2.34%	2.87%
Barclays Capital U.S. Aggregate Bond Index (reflects no deduction for fees, expenses or taxes)	7.84%	6.50%	5.78%
BofA Merrill Lynch 1-3 Yr US Treasuries Index (reflects no deduction for fees, expenses or taxes)	1.55%	3.69%	3.25%

MODERATE STRATEGY FUND

Annual Fund Operating Expenses (expenses that you pay each year as a percentage of the value of your investment)#

	Class A Shares	Class C Shares	Class E Shares	Class R1 Shares	Class R2 Shares	Class R3 Shares	Class S Shares
Advisory Fee	0.20%	0.20%	0.20%	0.20%	0.20%	0.20%	0.20%
Distribution (12b-1) Fees	0.25%	0.75%	0.00%	0.00%	0.00%	0.25%	0.00%
Other Expenses	0.28%	0.53%	0.53%	0.28%	0.53%	0.53%	0.28%
Acquired (Underlying) Fund Fees and Expenses	0.69%	0.69%	0.69%	0.69%	0.69%	0.69%	0.69%
Total Annual Fund Operating Expenses	1.42%	2.17%	1.42%	1.17%	1.42%	1.67%	1.17%
Less Fee Waivers and Expense Reimbursements	(0.18)%	(0.18)%	(0.18)%	(0.33)%	(0.33)%	(0.33)%	(0.18)%
Net Annual Fund Operating Expenses	1.24%	1.99%	1.24%	0.84%	1.09%	1.34%	0.99%

#	“Total Annual Fund Operating Expenses” and “Net Annual Fund Operating Expenses” have been restated to reflect the proportionate share of the expenses of the Underlying Funds in which the Fund invests.

“Less Fee Waivers and Expense Reimbursements” and “Net Annual Fund Operating Expenses” have been restated to reflect a reduction in the transfer agency fee waiver for Class R1, R2 and R3 Shares

Until February 28, 2013, RIMCo has contractually agreed to waive up to the full amount of its 0.20% advisory fee and then to reimburse the Fund for other direct Fund-level expenses to the extent that direct Fund-level expenses exceed 0.12% of the average daily net assets of the Fund on an annual basis. Direct fund-level operating expenses do not include transfer agency fees, Rule 12b-1 distribution fees, shareholder services fees, extraordinary expenses or the expenses of other investment companies in which the Fund invests which are borne indirectly by the Fund. This waiver and reimbursement may not be terminated during the relevant period except with Board approval.

Until February 28, 2013, RFSC has contractually agreed to waive 0.15% of its transfer agency fees for Class R1, R2 and R3 Shares. This waiver may not be terminated during the relevant period except with Board approval.

Example

	Class A Shares	Class C Shares	Class E Shares	Class R1 Shares	Class R2 Shares	Class R3 Shares	Class S Shares
1 Year	$694	$202	$126	$86	$111	$136	$101
3 Years	$982	$662	$432	$339	$417	$494	$354
5 Years	$1,291	$1,148	$759	$612	$745	$876	$626
10 Years	$2,164	$2,489	$1,686	$1,391	$1,674	$1,949	$1,404

Performance

The following bar chart illustrates the risks of investing in the Fund by showing how the performance of the Fund’s Class E Shares varies over a ten year period. The returns (both before and after tax) for other Classes of Shares offered by this Prospectus may be lower than the Class E returns shown in the bar chart, depending upon the fees and expenses of that Class. The highest and lowest returns for a full quarter during the periods shown in the bar chart are set forth next to the bar chart.

The table accompanying the bar chart further illustrates the risks of investing in the Fund by showing how the Fund’s average annual returns for the periods shown compare with the returns of one or more indexes that measure broad market performance. After-tax returns are shown for only one Class. The after-tax returns for other Classes will vary. After-tax returns are calculated using the historical highest individual federal marginal income tax rates and do not reflect the impact of state and local taxes. Actual after-tax returns depend on an investor’s tax situation and may differ from those shown. After-tax returns are not relevant to investors who hold their Shares through tax-deferred arrangements, such as 401(k) plans or individual retirement accounts. If the Fund has realized capital losses, the total return after taxes on distributions and sale of Fund Shares may be higher than the total return before taxes and the total return after taxes on distributions. For more information, see the Performance Notes section in the Fund’s Prospectus.

Past performance, both before-tax and after-tax, is no indication of future results. More current performance information is available at www.russell.com.

Class E Calendar Year Total Returns

Average annual total returns for the periods ended December 31, 2011	1 Year	5 Years	10 Years
Return Before Taxes, Class A	(5.95)%	1.25%	3.85%
Return Before Taxes, Class C	(0.98)%	1.70%	3.67%
Return Before Taxes, Class R1	0.20%	2.76%	4.67%
Return Before Taxes, Class R2	(0.04)%	2.52%	4.48%
Return Before Taxes, Class R3	(0.32)%	2.24%	4.22%
Return Before Taxes, Class S	0.01%	2.72%	4.72%
Return Before Taxes, Class E	(0.09)%	2.47%	4.46%
Return After Taxes on Distributions, Class E	(0.80)%	1.10%	3.28%
Return After Taxes on Distributions and Sale of Fund Shares, Class E	(0.00)%	1.37%	3.21%
Barclays Capital U.S. Aggregate Bond Index (reflects no deduction for fees, expenses or taxes)	7.84%	6.50%	5.78%
Russell 1000® Index (reflects no deduction for fees, expenses or taxes)	1.50%	(0.02)%	3.34%

BALANCED STRATEGY FUND

Annual Fund Operating Expenses (expenses that you pay each year as a percentage of the value of your investment)#

	Class A Shares	Class C Shares	Class E Shares	Class R1 Shares	Class R2 Shares	Class R3 Shares	Class S Shares
Advisory Fee	0.20%	0.20%	0.20%	0.20%	0.20%	0.20%	0.20%
Distribution (12b-1) Fees	0.25%	0.75%	0.00%	0.00%	0.00%	0.25%	0.00%
Other Expenses	0.27%	0.52%	0.52%	0.27%	0.52%	0.52%	0.27%
Acquired (Underlying) Fund Fees and Expenses	0.79%	0.79%	0.79%	0.79%	0.79%	0.79%	0.79%
Total Annual Fund Operating Expenses	1.51%	2.26%	1.51%	1.26%	1.51%	1.76%	1.26%
Less Fee Waivers and Expense Reimbursements	(0.17)%	(0.17)%	(0.17)%	(0.32)%	(0.32)%	(0.32)%	(0.17)%
Net Annual Fund Operating Expenses	1.34%	2.09%	1.34%	0.94%	1.19%	1.44%	1.09%

#	“Total Annual Fund Operating Expenses” and “Net Annual Fund Operating Expenses” have been restated to reflect the proportionate share of the expenses of the Underlying Funds in which the Fund invests.

“Less Fee Waivers and Expense Reimbursements” and “Net Annual Fund Operating Expenses” have been restated to reflect a reduction in the transfer agency fee waiver for Class R1, R2 and R3 Shares.

Until February 28, 2013, RIMCo has contractually agreed to waive up to the full amount of its 0.20% advisory fee and then to reimburse the Fund for other direct Fund-level expenses to the extent that direct Fund-level expenses exceed 0.12% of the average daily net assets of the Fund on an annual basis. Direct fund-level operating expenses do not include transfer agency fees, Rule 12b-1 distribution fees, shareholder services fees, extraordinary expenses or the expenses of other investment companies in which the Fund invests which are borne indirectly by the Fund. This waiver and reimbursement may not be terminated during the relevant period except with Board approval.

Until February 28, 2013, RFSC has contractually agreed to waive 0.15% of its transfer agency fees for Class R1, R2 and R3 Shares. This waiver may not be terminated during the relevant period except with Board approval.

Example

	Class A Shares	Class C Shares	Class E Shares	Class R1 Shares	Class R2 Shares	Class R3 Shares	Class S Shares
1 Year	$704	$212	$136	$96	$121	$147	$111
3 Years	$1,009	$690	$461	$368	$446	$523	$383
5 Years	$1,336	$1,195	$808	$661	$793	$924	$675
10 Years	$2,259	$2,582	$1,787	$1,494	$1,774	$2,047	$1,508

Performance

The following bar chart illustrates the risks of investing in the Fund by showing how the performance of the Fund’s Class E Shares varies over a ten year period. The returns (both before and after tax) for other Classes of Shares offered by this Prospectus may be lower than the Class E returns shown in the bar chart, depending upon the fees and expenses of that Class. The highest and lowest returns for a full quarter during the periods shown in the bar chart are set forth next to the bar chart.

The table accompanying the bar chart further illustrates the risks of investing in the Fund by showing how the Fund’s average annual returns for the periods shown compare with the returns of one or more indexes that measure broad market performance. After-tax returns are shown for only one Class. The after-tax returns for other Classes will vary. After-tax returns are calculated using the historical highest individual federal marginal income tax rates and do not reflect the impact of state and local taxes. Actual after-tax returns depend on an investor’s tax situation and may differ from those shown. After-tax returns are not relevant to investors who hold their Shares through tax-deferred arrangements, such as 401(k) plans or individual retirement accounts. If the Fund has realized capital losses, the total return after taxes on distributions and sale of Fund Shares may be higher than the total return before taxes and the total return after taxes on distributions. For more information, see the Performance Notes section in the Fund’s Prospectus.

Past performance, both before-tax and after-tax, is no indication of future results. More current performance information is available at www.russell.com.

Class E Calendar Year Total Returns

Average annual total returns for the periods ended December 31, 2011	1 Year	5 Years	10 Years
Return Before Taxes, Class A	(8.49)%	(0.35)%	4.01%
Return Before Taxes, Class C	(3.61)%	0.08%	3.85%
Return Before Taxes, Class R1	(2.50)%	1.12%	4.91%
Return Before Taxes, Class R2	(2.74)%	0.87%	4.65%
Return Before Taxes, Class R3	(3.02)%	0.61%	4.39%
Return Before Taxes, Class S	(2.77)%	1.07%	4.88%
Return Before Taxes, Class E	(3.01)%	0.83%	4.62%
Return After Taxes on Distributions, Class E	(3.54)%	(0.39)%	3.55%
Return After Taxes on Distributions and Sale of Fund Shares, Class E	(1.86)%	0.14%	3.48%
Barclays Capital U.S. Aggregate Bond Index (reflects no deduction for fees, expenses or taxes)	7.84%	6.50%	5.78%
Russell 1000® Index (reflects no deduction for fees, expenses or taxes)	1.50%	(0.02)%	3.34%
Russell Developed ex-U.S. Large Cap Index (net of tax on dividends from foreign holdings) (reflects no deduction for fees, expenses or taxes)	(12.35)%	(3.82)%	5.23%

GROWTH STRATEGY FUND

Annual Fund Operating Expenses (expenses that you pay each year as a percentage of the value of your investment)#

	Class A Shares	Class C Shares	Class E Shares	Class R1 Shares	Class R2 Shares	Class R3 Shares	Class S Shares
Advisory Fee	0.20%	0.20%	0.20%	0.20%	0.20%	0.20%	0.20%
Distribution (12b-1) Fees	0.25%	0.75%	0.00%	0.00%	0.00%	0.25%	0.00%
Other Expenses	0.28%	0.53%	0.53%	0.28%	0.53%	0.53%	0.28%
Acquired (Underlying) Fund Fees and Expenses	0.86%	0.86%	0.86%	0.86%	0.86%	0.86%	0.86%
Total Annual Fund Operating Expenses	1.59%	2.34%	1.59%	1.34%	1.59%	1.84%	1.34%
Less Fee Waivers and Expense Reimbursements	(0.18)%	(0.18)%	(0.18)%	(0.33)%	(0.33)%	(0.33)%	(0.18)%
Net Annual Fund Operating Expenses	1.41%	2.16%	1.41%	1.01%	1.26%	1.51%	1.16%

#	“Total Annual Fund Operating Expenses” and “Net Annual Fund Operating Expenses” have been restated to reflect the proportionate share of the expenses of the Underlying Funds in which the Fund invests.

“Less Fee Waivers and Expense Reimbursements” and “Net Annual Fund Operating Expenses” have been restated to reflect a reduction in the transfer agency fee waiver for Class R1, R2 and R3 Shares.

Until February 28, 2013, RIMCo has contractually agreed to waive up to the full amount of its 0.20% advisory fee and then to reimburse the Fund for other direct Fund-level expenses to the extent that direct Fund-level expenses exceed 0.12% of the average daily net assets of the Fund on an annual basis. Direct fund-level operating expenses do not include transfer agency fees, Rule 12b-1 distribution fees, shareholder services fees, extraordinary expenses or the expenses of other investment companies in which the Fund invests which are borne indirectly by the Fund. This waiver and reimbursement may not be terminated during the relevant period except with Board approval.

Until February 28, 2013, RFSC has contractually agreed to waive 0.15% of its transfer agency fees for Class R1, R2 and R3 Shares. This waiver may not be terminated during the relevant period except with Board approval.

Example

	Class A Shares	Class C Shares	Class E Shares	Class R1 Shares	Class R2 Shares	Class R3 Shares	Class S Shares
1 Year	$710	$219	$144	$103	$128	$154	$118
3 Years	$1,031	$713	$484	$392	$470	$547	$407
5 Years	$1,375	$1,234	$849	$703	$835	$965	$717
10 Years	$2,341	$2,662	$1,874	$1,584	$1,861	$2,132	$1,597

Performance

The following bar chart illustrates the risks of investing in the Fund by showing how the performance of the Fund’s Class E Shares varies over a ten year period. The returns (both before and after tax) for other Classes of Shares offered by this Prospectus may be lower than the Class E returns shown in the bar chart, depending upon the fees and expenses of that Class. The highest and lowest returns for a full quarter during the periods shown in the bar chart are set forth next to the bar chart.

The table accompanying the bar chart further illustrates the risks of investing in the Fund by showing how the Fund’s average annual returns for the periods shown compare with the returns of one or more indexes that measure broad market performance. After-tax returns are shown for only one Class. The after-tax returns for other Classes will vary. After-tax returns are calculated using the historical highest individual federal marginal income tax rates and do not reflect the impact of state and local taxes. Actual after-tax returns depend on an investor’s tax situation and may differ from those shown. After-tax returns are not relevant to investors who hold their Shares through tax-deferred arrangements, such as 401(k) plans or individual retirement accounts. If the Fund has realized capital losses, the total return after taxes on distributions and sale of Fund Shares may be higher than the total return before taxes and the total return after taxes on distributions. For more information, see the Performance Notes section in the Fund’s Prospectus.

Past performance, both before-tax and after-tax, is no indication of future results. More current performance information is available at www.russell.com.

Class E Calendar Year Total Returns

Average annual total returns for the periods ended December 31, 2011	1 Year	5 Years	10 Years
Return Before Taxes, Class A	(10.97)%	(2.19)%	3.44%
Return Before Taxes, Class C	(6.22)%	(1.77)%	3.27%
Return Before Taxes, Class R1	(5.16)%	(0.75)%	4.33%
Return Before Taxes, Class R2	(5.33)%	(0.99)%	4.08%
Return Before Taxes, Class R3	(5.61)%	(1.24)%	3.82%
Return Before Taxes, Class S	(5.28)%	(0.78)%	4.31%
Return Before Taxes, Class E	(5.53)%	(1.02)%	4.06%
Return After Taxes on Distributions, Class E	(5.88)%	(2.04)%	3.22%
Return After Taxes on Distributions and Sale of Fund Shares, Class E	(3.48)%	(1.24)%	3.19%
Russell 1000® Index (reflects no deduction for fees, expenses or taxes)	1.50%	(0.02)%	3.34%
Barclays Capital U.S. Aggregate Bond Index (reflects no deduction for fees, expenses or taxes)	7.84%	6.50%	5.78%
Russell Developed ex-U.S. Large Cap Index (net of tax on dividends from foreign holdings) (reflects no deduction for fees, expenses or taxes)	(12.35)%	(3.82)%	5.23%

EQUITY GROWTH STRATEGY FUND

Annual Fund Operating Expenses (expenses that you pay each year as a percentage of the value of your investment)#

	Class A Shares	Class C Shares	Class E Shares	Class R1 Shares	Class R2 Shares	Class R3 Shares	Class S Shares
Advisory Fee	0.20%	0.20%	0.20%	0.20%	0.20%	0.20%	0.20%
Distribution (12b-1) Fees	0.25%	0.75%	0.00%	0.00%	0.00%	0.25%	0.00%
Other Expenses	0.29%	0.54%	0.54%	0.29%	0.54%	0.54%	0.29%
Acquired (Underlying) Fund Fees and Expenses	0.90%	0.90%	0.90%	0.90%	0.90%	0.90%	0.90%
Total Annual Fund Operating Expenses	1.64%	2.39%	1.64%	1.39%	1.64%	1.89%	1.39%
Less Fee Waivers and Expense Reimbursements	(0.19)%	(0.19)%	(0.19)%	(0.34)%	(0.34)%	(0.34)%	(0.19)%
Net Annual Fund Operating Expenses	1.45%	2.20%	1.45%	1.05%	1.30%	1.55%	1.20%

#	“Total Annual Fund Operating Expenses” and “Net Annual Fund Operating Expenses” have been restated to reflect the proportionate share of the expenses of the Underlying Funds in which the Fund invests.

“Less Fee Waivers and Expense Reimbursements” and “Net Annual Fund Operating Expenses” have been restated to reflect a reduction in the transfer agency fee waiver for Class R1, R2 and R3 Shares.

Until February 28, 2013, RIMCo has contractually agreed to waive up to the full amount of its 0.20% advisory fee and then to reimburse the Fund for other direct Fund-level expenses to the extent that direct Fund-level expenses exceed 0.12% of the average daily net assets of the Fund on an annual basis. Direct fund-level operating expenses do not include transfer agency fees, Rule 12b-1 distribution fees, shareholder services fees, extraordinary expenses or the expenses of other investment companies in which the Fund invests which are borne indirectly by the Fund. This waiver and reimbursement may not be terminated during the relevant period except with Board approval.

Until February 28, 2013, RFSC has contractually agreed to waive 0.15% of its transfer agency fees for Class R1, R2 and R3 Shares. This waiver may not be terminated during the relevant period except with Board approval.

Example

	Class A Shares	Class C Shares	Class E Shares	Class R1 Shares	Class R2 Shares	Class R3 Shares	Class S Shares
1 Year	$714	$223	$148	$107	$132	$158	$122
3 Years	$1,045	$727	$499	$407	$484	$561	$421
5 Years	$1,399	$1,258	$874	$728	$860	$990	$742
10 Years	$2,392	$2,712	$1,928	$1,639	$1,915	$2,184	$1,652

Performance

The following bar chart illustrates the risks of investing in the Fund by showing how the performance of the Fund’s Class E Shares varies over a ten year period. The returns (both before and after tax) for other Classes of Shares offered by this Prospectus may be lower than the Class E returns shown in the bar chart, depending upon the fees and expenses of that Class. The highest and lowest returns for a full quarter during the periods shown in the bar chart are set forth next to the bar chart.

The table accompanying the bar chart further illustrates the risks of investing in the Fund by showing how the Fund’s average annual returns for the periods shown compare with the returns of one or more indexes that measure broad market performance. After-tax returns are shown for only one Class. The after-tax returns for other Classes will vary. After-tax returns are calculated using the historical highest individual federal marginal income tax rates and do not reflect the impact of state and local taxes. Actual after-tax returns depend on an investor’s tax situation and may differ from those shown. After-tax returns are not relevant to investors who hold their Shares through tax-deferred arrangements, such as 401(k) plans or individual retirement accounts. If the Fund has realized capital losses, the total return after taxes on distributions and sale of Fund Shares may be higher than the total return before taxes and the total return after taxes on distributions. For more information, see the Performance Notes section in the Fund’s Prospectus.

Past performance, both before-tax and after-tax, is no indication of future results. More current performance information is available at www.russell.com.

Class E Calendar Year Total Returns

Average annual total returns for the periods ended December 31, 2011	1 Year	5 Years	10 Years
Return Before Taxes, Class A	(12.53)%	(4.13)%	2.96%
Return Before Taxes, Class C	(7.90)%	(3.72)%	2.62%
Return Before Taxes, Class R1	(6.82)%	(2.72)%	3.68%
Return Before Taxes, Class R2	(6.99)%	(2.95)%	3.43%
Return Before Taxes, Class R3	(7.20)%	(3.19)%	3.17%
Return Before Taxes, Class S	(6.85)%	(2.74)%	3.67%
Return Before Taxes, Class E	(7.14)%	(2.99)%	3.40%
Return After Taxes on Distributions, Class E	(7.34)%	(3.78)%	2.78%
Return After Taxes on Distributions and Sale of Fund Shares, Class E	(4.47)%	(2.71)%	2.79%
Russell 1000® Index (reflects no deduction for fees, expenses or taxes)	1.50%	(0.02)%	3.34%
Russell Developed ex-U.S. Large Cap Index (net of tax on dividends from foreign holdings) (reflects no deduction for fees, expenses or taxes)	(12.35)%	(3.82)%	5.23%

2015 STRATEGY FUND

Annual Fund Operating Expenses (expenses that you pay each year as a percentage of the value of your investment)#

	Class R1 Shares	Class R2 Shares	Class R3 Shares
Advisory Fee	None	None	None
Distribution (12b-1) Fees	0.00%	0.00%	0.25%
Other Expenses (Shareholder Services Fees)	0.00%	0.25%	0.25%
Acquired (Underlying) Fund Fees and Expenses	0.66%	0.66%	0.66%
Total Annual Fund Operating Expenses	0.66%	0.91%	1.16%

#	“Total Annual Fund Operating Expenses” have been restated to reflect the proportionate share of the expenses of the Underlying Funds in which the Fund invests.

Effective October 1, 2010, Russell Investment Management Company (“RIMCo”), has agreed to assume the responsibility of payment for all operating expenses other than Rule 12b-1 distribution fees, shareholder services fees, extraordinary expenses or the expenses of other investment companies in which the Fund invests which are borne indirectly by the Fund.

Example

	Class R1 Shares	Class R2 Shares	Class R3 Shares
1 Year	$67	$93	$118
3 Years	$211	$290	$368
5 Years	$368	$504	$638
10 Years	$822	$1,120	$1,409

Performance

The following bar chart illustrates the risks of investing in the Fund by showing how the performance of the Fund’s Class R1 Shares varies over the life of the Fund. The returns (both before and after tax) for other Classes of Shares offered by this Prospectus may be lower than the Class R1 returns shown in the bar chart, depending upon the fees and expenses of that Class. The highest and lowest returns for a full quarter during the periods shown in the bar chart are set forth next to the bar chart.

The table accompanying the bar chart further illustrates the risks of investing in the Fund by showing how the Fund’s average annual returns for the periods shown compare with the returns of one or more indexes that measure broad market performance. After-tax returns are shown for only one Class. The after-tax returns for other classes will vary. After-tax returns are calculated using the historical highest individual federal marginal income tax rates and do not reflect the impact of state and local taxes. Actual after-tax returns depend on an investor’s tax situation and may differ from those shown. After-tax returns are not relevant to investors who hold their Shares through tax-deferred arrangements, such as 401(k) plans or individual retirement accounts. If the Fund has realized capital losses, the total return after taxes on distributions and sale of Fund Shares may be higher than the total return before taxes and the total return after taxes on distributions. For more information, see the Performance Notes section in the Fund’s Prospectus.

Past performance, both before-tax and after-tax, is no indication of future results. More current performance information is available at www.russell.com.

Class R1 Calendar Year Total Returns

Average annual total returns for the periods ended December 31, 2011	1 Year	Since Inception*
Return Before Taxes, Class R2	0.66%	2.75%
Return Before Taxes, Class R3	0.43%	2.51%
Return Before Taxes, Class R1	0.93%	3.01%
Return After Taxes on Distributions, Class R1	(0.06)%	1.78%
Return After Taxes on Distributions and Sale of Fund Shares, Class R1	0.68%	1.87%
Barclays Capital U.S. Aggregate Bond Index (reflects no deduction for fees, expenses or taxes)	7.84%	6.21%

*	The Fund first issued Class R1, R2 and R3 Shares on March 31, 2008.

2020 STRATEGY FUND

Annual Fund Operating Expenses (expenses that you pay each year as a percentage of the value of your investment)#

	Class A Shares	Class E Shares	Class R1 Shares	Class R2 Shares	Class R3 Shares	Class S Shares
Advisory Fee	None	None	None	None	None	None
Distribution (12b-1) Fees	0.25%	0.00%	0.00%	0.00%	0.25%	0.00%
Other Expenses (Shareholder Services Fees)	0.00%	0.25%	0.00%	0.25%	0.25%	0.00%
Acquired (Underlying) Fund Fees and Expenses	0.70%	0.70%	0.70%	0.70%	0.70%	0.70%
Total Annual Fund Operating Expenses	0.95%	0.95%	0.70%	0.95%	1.20%	0.70%

#	“Total Annual Fund Operating Expenses” have been restated to reflect the proportionate share of the expenses of the Underlying Funds in which the Fund invests.

Effective October 1, 2010, Russell Investment Management Company (“RIMCo”), has agreed to assume the responsibility of payment for all operating expenses other than Rule 12b-1 distribution fees, shareholder services fees, extraordinary expenses or the expenses of other investment companies in which the Fund invests which are borne indirectly by the Fund.

Example

	Class A Shares	Class E Shares	Class R1 Shares	Class R2 Shares	Class R3 Shares	Class S Shares
1 Year	$666	$97	$72	$97	$122	$72
3 Years	$860	$303	$224	$303	$381	$224
5 Years	$1,070	$525	$390	$525	$660	$390
10 Years	$1,674	$1,166	$871	$1,166	$1,455	$871

Performance

The following bar chart illustrates the risks of investing in the Fund by showing how the performance of the Fund’s Class S Shares varies over a ten year period (or if the Fund has not been in operation for 10 years, since the beginning of the Fund’s operations). The returns (both before and after tax) for other Classes of Shares offered by this Prospectus may be lower than the Class S returns shown in the bar chart, depending upon the fees and expenses of that Class. The highest and lowest returns for a full quarter during the periods shown in the bar chart are set forth next to the bar chart.

The table accompanying the bar chart further illustrates the risks of investing in the Fund by showing how the Fund’s average annual returns for the periods shown compare with the returns of one or more indexes that measure broad market performance. After-tax returns are shown for only one Class. The after-tax returns for other Classes will vary. After-tax returns are calculated using the historical highest individual federal marginal income tax rates and do not reflect the impact of state and local taxes. Actual after-tax returns depend on an investor’s tax situation and may differ from those shown. After-tax returns are not relevant to investors who hold their Shares through tax-deferred arrangements, such as 401(k) plans or individual retirement accounts. If the Fund has realized capital losses, the total return after taxes on distributions and sale of Fund Shares may be higher than the total return before taxes and the total return after taxes on distributions. For more information, see the Performance Notes section in the Fund’s Prospectus.

Past performance, both before-tax and after-tax, is no indication of future results. More current performance information is available at www.russell.com.

Class S Calendar Year Total Returns

Average annual total returns for the periods ended December 31, 2011	1 Year	5 Years	Since Inception
Return Before Taxes, Class A	(6.29)%	0.35%	2.87%
Return Before Taxes, Class E	(0.38)%	1.58%	3.77%
Return Before Taxes, Class R1	(0.28)%	1.81%	4.00%
Return Before Taxes, Class R2	(0.57)%	1.53%	3.74%
Return Before Taxes, Class R3	(0.80)%	1.29%	3.47%
Return Before Taxes, Class S	(0.28)%	1.82%	4.01%
Return After Taxes on Distributions, Class S	(1.21)%	0.65%	2.91%
Return After Taxes on Distributions and Sale of Fund Shares, Class S	(0.18)%	0.91%	2.85%
Barclays Capital U.S. Aggregate Bond Index (reflects no deduction for fees, expenses or taxes)	7.84%	6.50%	5.60%

2025 STRATEGY FUND

Annual Fund Operating Expenses (expenses that you pay each year as a percentage of the value of your investment)#

	Class R1 Shares	Class R2 Shares	Class R3 Shares
Advisory Fee	None	None	None
Distribution (12b-1) Fees	0.00%	0.00%	0.25%
Other Expenses (Shareholder Services Fees)	0.00%	0.25%	0.25%
Acquired (Underlying) Fund Fees and Expenses	0.76%	0.76%	0.76%
Total Annual Fund Operating Expenses	0.76%	1.01%	1.26%

#	“Total Annual Fund Operating Expenses” have been restated to reflect the proportionate share of the expenses of the Underlying Funds in which the Fund invests.

Effective October 1, 2010, Russell Investment Management Company (“RIMCo”), has agreed to assume the responsibility of payment for all operating expenses other than Rule 12b-1 distribution fees, shareholder services fees, extraordinary expenses or the expenses of other investment companies in which the Fund invests which are borne indirectly by the Fund.

Example

	Class R1 Shares	Class R2 Shares	Class R3 Shares
1 Year	$78	$103	$128
3 Years	$243	$322	$400
5 Years	$422	$558	$692
10 Years	$942	$1,236	$1,523

Performance

The following bar chart illustrates the risks of investing in the Fund by showing how the performance of the Fund’s Class R1 Shares varies over the life of the Fund. The returns (both before and after tax) for other Classes of Shares offered by this Prospectus may be lower than the Class R1 returns shown in the bar chart, depending upon the fees and expenses of that Class. The highest and lowest returns for a full quarter during the periods shown in the bar chart are set forth next to the bar chart.

The table accompanying the bar chart further illustrates the risks of investing in the Fund by showing how the Fund’s average annual returns for the periods shown compare with the returns of one or more indexes that measure broad market performance. After-tax returns are shown for only one Class. The after-tax returns for other classes will vary. After-tax returns are calculated using the historical highest individual federal marginal income tax rates and do not reflect the impact of state and local taxes. Actual after-tax returns depend on an investor’s tax situation and may differ from those shown. After-tax returns are not relevant to investors who hold their Shares through tax-deferred arrangements, such as 401(k) plans or individual retirement accounts. If the Fund has realized capital losses, the total return after taxes on distributions and sale of Fund Shares may be higher than the total return before taxes and the total return after taxes on distributions. For more information, see the Performance Notes section in the Fund’s Prospectus.

Past performance, both before-tax and after-tax, is no indication of future results. More current performance information is available at www.russell.com.

Class R1 Calendar Year Total Returns

Average annual total returns for the periods ended December 31, 2011	1 Year	Since Inception*
Return Before Taxes, Class R2	(2.30)%	0.30%
Return Before Taxes, Class R3	(2.52)%	0.04%
Return Before Taxes, Class R1	(2.03)%	0.56%
Return After Taxes on Distributions, Class R1	(2.84)%	(0.28)%
Return After Taxes on Distributions and Sale of Fund Shares, Class R1	(1.19)%	0.03%
Russell 1000® Index (reflects no deduction for fees, expenses or taxes)	1.50%	1.14%

*	The Fund first issued Class R1, R2 and R3 Shares on March 31, 2008.

2030 STRATEGY FUND

Annual Fund Operating Expenses (expenses that you pay each year as a percentage of the value of your investment)#

	Class A Shares	Class E Shares	Class R1 Shares	Class R2 Shares	Class R3 Shares	Class S Shares
Advisory Fee	None	None	None	None	None	None
Distribution (12b-1) Fees	0.25%	0.00%	0.00%	0.00%	0.25%	0.00%
Other Expenses (Shareholder Services Fees)	0.00%	0.25%	0.00%	0.25%	0.25%	0.00%
Acquired (Underlying) Fund Fees and Expenses	0.81%	0.81%	0.81%	0.81%	0.81%	0.81%
Total Annual Fund Operating Expenses	1.06%	1.06%	0.81%	1.06%	1.31%	0.81%

#	“Total Annual Fund Operating Expenses” have been restated to reflect the proportionate share of the expenses of the Underlying Funds in which the Fund invests.

Effective October 1, 2010, Russell Investment Management Company (“RIMCo”), has agreed to assume the responsibility of payment for all operating expenses other than Rule 12b-1 distribution fees, shareholder services fees, extraordinary expenses or the expenses of other investment companies in which the Fund invests which are borne indirectly by the Fund.

Example

	Class A Shares	Class E Shares	Class R1 Shares	Class R2 Shares	Class R3 Shares	Class S Shares
1 Year	$677	$108	$83	$108	$133	$83
3 Years	$893	$337	$259	$337	$415	$259
5 Years	$1,126	$585	$450	$585	$718	$450
10 Years	$1,795	$1,294	$1,002	$1,294	$1,579	$1,002

Performance

The following bar chart illustrates the risks of investing in the Fund by showing how the performance of the Fund’s Class S Shares varies over a ten year period (or if the Fund has not been in operation for 10 years, since the beginning of the Fund’s operations). The returns (both before and after tax) for other Classes of Shares offered by this Prospectus may be lower than the Class S returns shown in the bar chart, depending upon the fees and expenses of that Class. The highest and lowest returns for a full quarter during the periods shown in the bar chart are set forth next to the bar chart.

The table accompanying the bar chart further illustrates the risks of investing in the Fund by showing how the Fund’s average annual returns for the periods shown compare with the returns of one or more indexes that measure broad market performance. After-tax returns are shown for only one Class. The after-tax returns for other Classes will vary. After-tax returns are calculated using the historical highest individual federal marginal income tax rates and do not reflect the impact of state and local taxes. Actual after-tax returns depend on an investor’s tax situation and may differ from those shown. After-tax returns are not relevant to investors who hold their Shares through tax-deferred arrangements, such as 401(k) plans or individual retirement accounts. If the Fund has realized capital losses, the total return after taxes on distributions and sale of Fund Shares may be higher than the total return before taxes and the total return after taxes on distributions. For more information, see the Performance Notes section in the Fund’s Prospectus.

Past performance, both before-tax and after-tax, is no indication of future results. More current performance information is available at www.russell.com.

Class S Calendar Year Total Returns

Average annual total returns for the periods ended December 31, 2011	1 Year	5 Years	Since Inception
Return Before Taxes, Class A	(10.04)%	(2.47)%	1.26%
Return Before Taxes, Class E	(4.87)%	(1.47)%	2.01%
Return Before Taxes, Class R1	(4.37)%	(1.17)%	2.29%
Return Before Taxes, Class R2	(4.55)%	(1.41)%	2.04%
Return Before Taxes, Class R3	(4.77)%	(1.66)%	1.80%
Return Before Taxes, Class S	(4.37)%	(1.17)%	2.29%
Return After Taxes on Distributions, Class S	(4.90)%	(1.90)%	1.50%
Return After Taxes on Distributions and Sale of Fund Shares, Class S	(2.70)%	(1.30)%	1.61%
Russell 1000® Index (reflects no deduction for fees, expenses or taxes)	1.50%	(0.02)%	2.95%

2035 STRATEGY FUND

Annual Fund Operating Expenses (expenses that you pay each year as a percentage of the value of your investment)#

	Class R1 Shares	Class R2 Shares	Class R3 Shares
Advisory Fee	None	None	None
Distribution (12b-1) Fees	0.00%	0.00%	0.25%
Other Expenses (Shareholder Services Fees)	0.00%	0.25%	0.25%
Acquired (Underlying) Fund Fees and Expenses	0.84%	0.84%	0.84%
Total Annual Fund Operating Expenses	0.84%	1.09%	1.34%

#	“Total Annual Fund Operating Expenses” have been restated to reflect the proportionate share of the expenses of the Underlying Funds in which the Fund invests.

Effective October 1, 2010, Russell Investment Management Company (“RIMCo”), has agreed to assume the responsibility of payment for all operating expenses other than Rule 12b-1 distribution fees, shareholder services fees, extraordinary expenses or the expenses of other investment companies in which the Fund invests which are borne indirectly by the Fund.

Example

	Class R1 Shares	Class R2 Shares	Class R3 Shares
1 Year	$86	$111	$136
3 Years	$268	$347	$425
5 Years	$466	$601	$734
10 Years	$1,037	$1,329	$1,613

Performance

The following bar chart illustrates the risks of investing in the Fund by showing how the performance of the Fund’s Class R1 Shares varies over the life of the Fund. The returns (both before and after tax) for other Classes of Shares offered by this Prospectus may be lower than the Class R1 returns shown in the bar chart, depending upon the fees and expenses of that Class. The highest and lowest returns for a full quarter during the periods shown in the bar chart are set forth next to the bar chart.

The table accompanying the bar chart further illustrates the risks of investing in the Fund by showing how the Fund’s average annual returns for the periods shown compare with the returns of one or more indexes that measure broad market performance. After-tax returns are shown for only one Class. The after-tax returns for other classes will vary. After-tax returns are calculated using the historical highest individual federal marginal income tax rates and do not reflect the impact of state and local taxes. Actual after-tax returns depend on an investor’s tax situation and may differ from those shown. After-tax returns are not relevant to investors who hold their Shares through tax-deferred arrangements, such as 401(k) plans or individual retirement accounts. If the Fund has realized capital losses, the total return after taxes on distributions and sale of Fund Shares may be higher than the total return before taxes and the total return after taxes on distributions. For more information, see the Performance Notes section in the Fund’s Prospectus.

Past performance, both before-tax and after-tax, is no indication of future results. More current performance information is available at www.russell.com.

Class R1 Calendar Year Total Returns

Average annual total returns for the periods ended December 31, 2011	1 Year	Since Inception*
Return Before Taxes, Class R2	(5.44)%	(1.57)%
Return Before Taxes, Class R3	(5.64)%	(1.80)%
Return Before Taxes, Class R1	(5.16)%	(1.30)%
Return After Taxes on Distributions, Class R1	(5.72)%	(1.86)%
Return After Taxes on Distributions and Sale of Fund Shares, Class R1	(3.12)%	(1.35)%
Russell 1000® Index (reflects no deduction for fees, expenses or taxes)	1.50%	1.14%

*	The Fund first issued Class R1, R2 and R3 Shares on March 31, 2008.

2040 STRATEGY FUND

Annual Fund Operating Expenses (expenses that you pay each year as a percentage of the value of your investment)#

	Class A Shares	Class E Shares	Class R1 Shares	Class R2 Shares	Class R3 Shares	Class S Shares
Advisory Fee	None	None	None	None	None	None
Distribution (12b-1) Fees	0.25%	0.00%	0.00%	0.00%	0.25%	0.00%
Other Expenses (Shareholder Services Fees)	0.00%	0.25%	0.00%	0.25%	0.25%	0.00%
Acquired (Underlying) Fund Fees and Expenses	0.84%	0.84%	0.84%	0.84%	0.84%	0.84%
Total Annual Fund Operating Expenses	1.09%	1.09%	0.84%	1.09%	1.34%	0.84%

#	“Total Annual Fund Operating Expenses” have been restated to reflect the proportionate share of the expenses of the Underlying Funds in which the Fund invests.

Effective October 1, 2010, Russell Investment Management Company (“RIMCo”), has agreed to assume the responsibility of payment for all operating expenses other than Rule 12b-1 distribution fees, shareholder services fees, extraordinary expenses or the expenses of other investment companies in which the Fund invests which are borne indirectly by the Fund.

Example

	Class A Shares	Class E Shares	Class R1 Shares	Class R2 Shares	Class R3 Shares	Class S Shares
1 Year	$680	$111	$86	$111	$136	$86
3 Years	$902	$347	$268	$347	$425	$268
5 Years	$1,141	$601	$466	$601	$734	$466
10 Years	$1,827	$1,329	$1,037	$1,329	$1,613	$1,037

Performance

The following bar chart illustrates the risks of investing in the Fund by showing how the performance of the Fund’s Class S Shares varies over a ten year period (or if the Fund has not been in operation for 10 years, since the beginning of the Fund’s operations). The returns (both before and after tax) for other Classes of Shares offered by this Prospectus may be lower than the Class S returns shown in the bar chart, depending upon the fees and expenses of that Class. The highest and lowest returns for a full quarter during the periods shown in the bar chart are set forth next to the bar chart.

The table accompanying the bar chart further illustrates the risks of investing in the Fund by showing how the Fund’s average annual returns for the periods shown compare with the returns of one or more indexes that measure broad market performance. After-tax returns are shown for only one Class. The after-tax returns for other Classes will vary. After-tax returns are calculated using the historical highest individual federal marginal income tax rates and do not reflect the impact of state and local taxes. Actual after-tax returns depend on an investor’s tax situation and may differ from those shown. After-tax returns are not relevant to investors who hold their Shares through tax-deferred arrangements, such as 401(k) plans or individual retirement accounts. If the Fund has realized capital losses, the total return after taxes on distributions and sale of Fund Shares may be higher than the total return before taxes and the total return after taxes on distributions. For more information, see the Performance Notes section in the Fund’s Prospectus.

Past performance, both before-tax and after-tax, is no indication of future results. More current performance information is available at www.russell.com.

Class S Calendar Year Total Returns

Average annual total returns for the periods ended December 31, 2011	1 Year	5 Years	Since Inception
Return Before Taxes, Class A	(10.91)%	(2.88)%	1.16%
Return Before Taxes, Class E	(5.51)%	(1.75)%	2.01%
Return Before Taxes, Class R1	(5.19)%	(1.47)%	2.28%
Return Before Taxes, Class R2	(5.37)%	(1.71)%	2.03%
Return Before Taxes, Class R3	(5.70)%	(1.98)%	1.76%
Return Before Taxes, Class S	(5.19)%	(1.47)%	2.28%
Return After Taxes on Distributions, Class S	(5.65)%	(2.11)%	1.56%
Return After Taxes on Distributions and Sale of Fund Shares, Class S	(3.23)%	(1.51)%	1.64%
Russell 1000® Index (reflects no deduction for fees, expenses or taxes)	1.50%	(0.02)%	2.95%

2045 STRATEGY FUND

Annual Fund Operating Expenses (expenses that you pay each year as a percentage of the value of your investment)#

	Class R1 Shares	Class R2 Shares	Class R3 Shares
Advisory Fee	None	None	None
Distribution (12b-1) Fees	0.00%	0.00%	0.25%
Other Expenses (Shareholder Services Fees)	0.00%	0.25%	0.25%
Acquired (Underlying) Fund Fees and Expenses	0.84%	0.84%	0.84%
Total Annual Fund Operating Expenses	0.84%	1.09%	1.34%

#	“Total Annual Fund Operating Expenses” have been restated to reflect the proportionate share of the expenses of the Underlying Funds in which the Fund invests.

Effective October 1, 2010, Russell Investment Management Company (“RIMCo”), has agreed to assume the responsibility of payment for all operating expenses other than Rule 12b-1 distribution fees, shareholder services fees, extraordinary expenses or the expenses of other investment companies in which the Fund invests which are borne indirectly by the Fund.

Example

	Class R1 Shares	Class R2 Shares	Class R3 Shares
1 Year	$86	$111	$136
3 Years	$268	$347	$425
5 Years	$466	$601	$734
10 Years	$1,037	$1,329	$1,613

Performance

The following bar chart illustrates the risks of investing in the Fund by showing how the performance of the Fund’s Class R1 Shares varies over the life of the Fund. The returns (both before and after tax) for other Classes of Shares offered by this Prospectus may be lower than the Class R1 returns shown in the bar chart, depending upon the fees and expenses of that Class. The highest and lowest returns for a full quarter during the periods shown in the bar chart are set forth next to the bar chart.

The table accompanying the bar chart further illustrates the risks of investing in the Fund by showing how the Fund’s average annual returns for the periods shown compare with the returns of one or more indexes that measure broad market performance. After-tax returns are shown for only one Class. The after-tax returns for other classes will vary. After-tax returns are calculated using the historical highest individual federal marginal income tax rates and do not reflect the impact of state and local taxes. Actual after-tax returns depend on an investor’s tax situation and may differ from those shown. After-tax returns are not relevant to investors who hold their Shares through tax-deferred arrangements, such as 401(k) plans or individual retirement accounts. If the Fund has realized capital losses, the total return after taxes on distributions and sale of Fund Shares may be higher than the total return before taxes and the total return after taxes on distributions. For more information, see the Performance Notes section in the Fund’s Prospectus.

Past performance, both before-tax and after-tax, is no indication of future results. More current performance information is available at www.russell.com.

Class R1 Calendar Year Total Returns

Average annual total returns for the periods ended December 31, 2011	1 Year	Since Inception*
Return Before Taxes, Class R2	(5.24)%	(1.48)%
Return Before Taxes, Class R3	(5.57)%	(1.76)%
Return Before Taxes, Class R1	(5.20)%	(1.25)%
Return After Taxes on Distributions, Class R1	(6.49)%	(2.01)%
Return After Taxes on Distributions and Sale of Fund Shares, Class R1	(2.52)%	(1.35)%
Russell 1000® Index (reflects no deduction for fees, expenses or taxes)	1.50%	1.14%

*	The Fund first issued Class R1, R2 and R3 Shares on March 31, 2008.

2050 STRATEGY FUND

Annual Fund Operating Expenses (expenses that you pay each year as a percentage of the value of your investment)#

	Class R1 Shares	Class R2 Shares	Class R3 Shares
Advisory Fee	None	None	None
Distribution (12b-1) Fees	0.00%	0.00%	0.25%
Other Expenses (Shareholder Services Fees)	0.00%	0.25%	0.25%
Acquired (Underlying) Fund Fees and Expenses	0.84%	0.84%	0.84%
Total Annual Fund Operating Expenses	0.84%	1.09%	1.34%

#	“Total Annual Fund Operating Expenses” have been restated to reflect the proportionate share of the expenses of the Underlying Funds in which the Fund invests.

Effective October 1, 2010, Russell Investment Management Company (“RIMCo”), has agreed to assume the responsibility of payment for all operating expenses other than Rule 12b-1 distribution fees, shareholder services fees, extraordinary expenses or the expenses of other investment companies in which the Fund invests which are borne indirectly by the Fund.

Example

	Class R1 Shares	Class R2 Shares	Class R3 Shares
1 Year	$86	$111	$136
3 Years	$268	$347	$425
5 Years	$466	$601	$734
10 Years	$1,037	$1,329	$1,613

Performance

The following bar chart illustrates the risks of investing in the Fund by showing how the performance of the Fund’s Class R1 Shares varies over the life of the Fund. The returns (both before and after tax) for other Classes of Shares offered by this Prospectus may be lower than the Class R1 returns shown in the bar chart, depending upon the fees and expenses of that Class. The highest and lowest returns for a full quarter during the periods shown in the bar chart are set forth next to the bar chart.

The table accompanying the bar chart further illustrates the risks of investing in the Fund by showing how the Fund’s average annual returns for the periods shown compare with the returns of one or more indexes that measure broad market performance. After-tax returns are shown for only one Class. The after-tax returns for other classes will vary. After-tax returns are calculated using the historical highest individual federal marginal income tax rates and do not reflect the impact of state and local taxes. Actual after-tax returns depend on an investor’s tax situation and may differ from those shown. After-tax returns are not relevant to investors who hold their Shares through tax-deferred arrangements, such as 401(k) plans or individual retirement accounts. If the Fund has realized capital losses, the total return after taxes on distributions and sale of Fund Shares may be higher than the total return before taxes and the total return after taxes on distributions. For more information, see the Performance Notes section in the Fund’s Prospectus.

Past performance, both before-tax and after-tax, is no indication of future results. More current performance information is available at www.russell.com.

Class R1 Calendar Year Total Returns

Average annual total returns for the periods ended December 31, 2011	1 Year	Since Inception*
Return Before Taxes, Class R2	(5.40)%	(1.05)%
Return Before Taxes, Class R3	(5.46)%	(1.27)%
Return Before Taxes, Class R1	(5.07)%	(0.76)%
Return After Taxes on Distributions, Class R1	(8.74)%	(2.25)%
Return After Taxes on Distributions and Sale of Fund Shares, Class R1	0.24%	(1.02)%
Russell 1000® Index (reflects no deduction for fees, expenses or taxes)	1.50%	1.14%

*	The Fund first issued Class R1, R2 and R3 Shares on March 31, 2008.

2055 STRATEGY FUND

Annual Fund Operating Expenses (expenses that you pay each year as a percentage of the value of your investment)#

	Class R1 Shares	Class R2 Shares	Class R3 Shares
Advisory Fee	None	None	None
Distribution (12b-1) Fees	0.00%	0.00%	0.25%
Other Expenses (Shareholder Services Fees)	0.00%	0.25%	0.25%
Acquired (Underlying) Fund Fees and Expenses	0.84%	0.84%	0.84%
Total Annual Fund Operating Expenses	0.84%	1.09%	1.34%

#	“Total Annual Fund Operating Expenses” have been restated to reflect the proportionate share of the expenses of the Underlying Funds in which the Fund invests.

Effective October 1, 2010, Russell Investment Management Company (“RIMCo”), has agreed to assume the responsibility of payment for all operating expenses other than Rule 12b-1 distribution fees, shareholder services fees, extraordinary expenses or the expenses of other investment companies in which the Fund invests which are borne indirectly by the Fund.

Example

	Class R1 Shares	Class R2 Shares	Class R3 Shares
1 Year	$86	$111	$136
3 Years	$268	$347	$425
5 Years	$466	$601	$734
10 Years	$1,037	$1,329	$1,613

Performance

The following bar chart illustrates the risks of investing in the Fund by showing how the performance of the Fund’s Class R1 Shares varies over the life of the Fund. The returns (both before and after tax) for other Classes of Shares offered by this Prospectus may be lower than the Class R1 returns shown in the bar chart, depending upon the fees and expenses of that Class. The highest and lowest returns for a full quarter during the periods shown in the bar chart are set forth next to the bar chart.

The table accompanying the bar chart further illustrates the risks of investing in the Fund by showing how the Fund’s average annual returns for the periods shown compare with the returns of one or more indexes that measure broad market performance. After-tax returns are shown for only one Class. The after-tax returns for other classes will vary. After-tax returns are calculated using the historical highest individual federal marginal income tax rates and do not reflect the impact of state and local taxes. Actual after-tax returns depend on an investor’s tax situation and may differ from those shown. After-tax returns are not relevant to investors who hold their Shares through tax-deferred arrangements, such as 401(k) plans or individual retirement accounts. If the Fund has realized capital losses, the total return after taxes on distributions and sale of Fund Shares may be higher than the total return before taxes and the total return after taxes on distributions. For more information, see the Performance Notes section in the Fund’s Prospectus.

Past performance, both before-tax and after-tax, is no indication of future results. More current performance information is available at www.russell.com.

Class R1 Calendar Year Total Returns

Average annual total returns for the periods ended December 31, 2011	1 Year*
Return Before Taxes, Class R2	(5.45)%
Return Before Taxes, Class R3	(5.66)%
Return Before Taxes, Class R1	(5.19)%
Return After Taxes on Distributions, Class R1	(5.64)%
Return After Taxes on Distributions and Sale of Fund Shares, Class R1	(3.12)%
Russell 1000® Index (reflects no deduction for fees, expenses or taxes)	1.50%

*	The Fund first issued Class R1, R2 and R3 Shares on December 31, 2010.

IN RETIREMENT FUND

Annual Fund Operating Expenses (expenses that you pay each year as a percentage of the value of your investment)#

	Class A Shares	Class R1 Shares	Class R2 Shares	Class R3 Shares
Advisory Fee	None	None	None	None
Distribution (12b-1) Fees	0.25%	0.00%	0.00%	0.25%
Other Expenses (Shareholder Services Fees)	0.00%	0.00%	0.25%	0.25%
Acquired (Underlying) Fund Fees and Expenses	0.63%	0.63%	0.63%	0.63%
Total Annual Fund Operating Expenses	0.88%	0.63%	0.88%	1.13%

#	“Total Annual Fund Operating Expenses” have been restated to reflect the proportionate share of the expenses of the Underlying Funds in which the Fund invests.

Effective October 1, 2010, Russell Investment Management Company (“RIMCo”), has agreed to assume the responsibility of payment for all operating expenses other than Rule 12b-1 distribution fees, shareholder services fees, extraordinary expenses or the expenses of other investment companies in which the Fund invests which are borne indirectly by the Fund.

Example

	Class A Shares	Class R1 Shares	Class R2 Shares	Class R3 Shares
1 Year	$660	$64	$90	$115
3 Years	$840	$202	$281	$359
5 Years	$1,035	$351	$488	$622
10 Years	$1,597	$786	$1,084	$1,375

Performance

The following bar chart illustrates the risks of investing in the Fund by showing how the performance of the Fund’s Class R1 Shares varies over the life of the Fund. The returns (both before and after tax) for other Classes of Shares offered by this Prospectus may be lower than the Class R1 returns shown in the bar chart, depending upon the fees and expenses of that Class. The highest and lowest returns for a full quarter during the periods shown in the bar chart are set forth next to the bar chart.

The table accompanying the bar chart further illustrates the risks of investing in the Fund by showing how the Fund’s average annual returns for the periods shown compare with the returns of one or more indexes that measure broad market performance. After-tax returns are shown for only one Class. The after-tax returns for other classes will vary. After-tax returns are calculated using the historical highest individual federal marginal income tax rates and do not reflect the impact of state and local taxes. Actual after-tax returns depend on an investor’s tax situation and may differ from those shown. After-tax returns are not relevant to investors who hold their Shares through tax-deferred arrangements, such as 401(k) plans or individual retirement accounts. If the Fund has realized capital losses, the total return after taxes on distributions and sale of Fund Shares may be higher than the total return before taxes and the total return after taxes on distributions. For more information, see the Performance Notes section in the Fund’s Prospectus.

Past performance, both before-tax and after-tax, is no indication of future results. More current performance information is available at www.russell.com.

Class R1 Calendar Year Total Returns

Average annual total returns for the periods ended December 31, 2011	1 Year	Since Inception*
Return Before Taxes, Class A	(4.38)%	2.18%
Return Before Taxes, Class R2	1.44%	3.81%
Return Before Taxes, Class R3	1.18%	3.51%
Return Before Taxes, Class R1	1.75%	4.08%
Return After Taxes on Distributions, Class R1	0.69%	2.66%
Return After Taxes on Distributions and Sale of Fund Shares, Class R1	1.25%	2.67%
Barclays Capital U.S. Aggregate Bond Index (reflects no deduction for fees, expenses or taxes)	7.84%	6.21%

*	The Fund first issued Class R1, R2 and R3 Shares on March 31, 2008.